AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 13, 1997
                                                     REGISTRATION NO. 333-33263
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                             AMENDMENT NO. 3
                                      TO
                                   FORM SB-2
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

                                SOLOPOINT, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ---------------

       CALIFORNIA                    3661                     77-0337580
     (State or other     (Primary Standard Industrial      (I.R.S. Employer
     jurisdiction of      Classification Code Number)   Identification Number)
    incorporation or
      organization)

                               ---------------

            130-B KNOWLES AVENUE, LOS GATOS, CALIFORNIA 95032
                                (408) 364-8850
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ---------------

                             EDWARD M. ESBER, JR.
                            CHIEF EXECUTIVE OFFICER

            130-B KNOWLES AVENUE, LOS GATOS, CALIFORNIA 95032
                                (408) 364-8850
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                       OF AGENT FOR SERVICE OF PROCESS)

                               ---------------

                                  COPIES TO:
   MICHAEL J. O'DONNELL, ESQ.                  THOMAS J. POLETTI, ESQ.
    RICK S. ARNOLD, JR., ESQ.           Freshman, Marantz, Orlanski, Cooper &
     VAHE H. SARRAFIAN, ESQ.                            Klein
     ELAN Q.G. NGUYEN, ESQ.                    9100 Wilshire Boulevard
Wilson Sonsini Goodrich & Rosati              Eighth Floor, East Tower
       650 Page Mill Road                  Beverly Hills, California 90212
Palo Alto, California 94304-1050                   (310) 273-1870
         (415) 493-9300                       Facsimile: (310) 274-8357
    Facsimile: (415) 493-6811

                               ---------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED NOVEMBER 13, 1997

                          [LOGO OF SOLOPOINT, INC.]

                                SOLOPOINT, INC.
                                3,000,000 SHARES
                                  COMMON STOCK

  All of the shares of Common Stock offered hereby are being sold by SoloPoint, Inc. ("SoloPoint" or the "Company"). The Company's Common Stock is traded on the Nasdaq SmallCap Market under the symbol SLPT. On November 6, 1997, the last reported sale price of the Common Stock on the Nasdaq SmallCap Market was $2.00 per share. See "Price Range of Common Stock."

 THE SHARES OF STOCK OFFERED  HEREBY INVOLVE A HIGH  DEGREE OF RISK AND SHOULD
  BE CONSIDERED  ONLY BY  PERSONS WHO  CAN  AFFORD THE  LOSS OF  THEIR ENTIRE
   INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
    SECURITIES AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES  COMMISSION
     PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================
                                               UNDERWRITING
                               PRICE          DISCOUNTS AND,        PROCEEDS TO
                             TO PUBLIC        COMMISSIONS(1)        COMPANY(2)
-------------------------------------------------------------------------------
Per Share.............          $                   $                   $
-------------------------------------------------------------------------------
Total(3)..............         $                  $                   $
================================================================================

(1) Does not include additional compensation to be received by the H.J. Meyers & Co., Inc. (the "Underwriter") in the form of (i) a non-accountable expense allowance of $180,000 at an assumed public offering price of $2.00 per share (or $207,000 if the Underwriter's over-allotment option described in footnote (3) is exercised in full) and, (ii) a warrant to purchase up to 300,000 shares of Common Stock at $2.80 per share (assuming a public offering price of $2.00 per share), exercisable over a period of four years, commencing one year from the date of this Prospectus (the "Underwriter's Warrant"). In addition, the Company has agreed to indemnify the Underwriter against certain civil liabilities under the Securities Act of 1933. See "Underwriting."

(2) Before deducting expenses of the Offering payable by the Company, estimated at $800,000, including the Underwriter's non-accountable expense allowance.

(3) The Company has granted the Underwriter an option, exercisable within 45 business days of the date of this Prospectus, to purchase up to 450,000 additional shares of Common Stock on the same terms and conditions set forth above to cover over-allotments, if any. If all such additional shares of Common Stock are purchased, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be increased to
    $         , $        and $         , respectively. See "Underwriting."

  The shares of Common Stock offered hereby will be offered on a "firm commitment" basis by the Underwriter when, as and if delivered to and accepted by the Underwriter and subject to prior sale, withdrawal or cancellation of the offer without notice. It is expected that delivery of the certificates representing the shares of Common Stock will be made at the office of H.J. Meyers & Co., Inc., 1895 Mt. Hope Avenue, Rochester, New York 14620 on or about
       1997.

                            H.J. MEYERS & CO., INC.

                   THE DATE OF THIS PROSPECTUS IS      , 1997

                                  [GRAPHICS]

A color pictorial entitled "SoloPoint's Family of Personal Communications Management Products." Six pictures are arranged in a circle displaying the Company's products. Beginning with the far left picture, in a clockwise direction are pictured, with accompanying titles, the Company's SmartMonitor M-200, SmartMonitor M-100, Pacific Bell SmartScreen S-100-TMC, SmartScreen S-150, SmartCenter C-120 and SmartScreen S-100.


  The Company intends to furnish its shareholders with annual reports containing audited financial statements certified by an independent public accounting firm. Unaudited quarterly reports for the first three fiscal quarters of each fiscal year are available through the SEC's EDGAR database or from the Company upon request.

                               ----------------

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITER MAY OVERALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                                    SUMMARY

  The following summary is qualified in its entirety by reference to the more detailed information and the financial statements and notes thereto appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

                                  THE COMPANY

  SoloPoint, Inc. ("SoloPoint" or the "Company") designs, develops and markets innovative and easy-to-use personal communications management products that connect people more effectively. The Company's products are used by residential Regional Bell Operating Company ("RBOC") and Local Exchange Company ("LEC") voice mail system ("Voice Mail") customers, Small Office Home Office ("SOHO") professionals and professionals in corporate satellite offices. The Company's products are designed to allow users to balance three essential needs of communications dependent individuals: Mobility, the ability to receive critical calls while away from their primary office; Accessibility, the ability to be available on an as-needed basis; and Control, the ability to monitor calls in order to decide, in real time, from whom and when to accept a call. The Company's objective is to be a leading provider in the emerging personal communications management products market.

  In February 1997, the Company introduced the SmartScreen S-100, targeted at residential RBOC and LEC Voice Mail customers. The S-100 is the only commercially available product known to the Company that enables RBOC and LEC Voice Mail users to screen incoming calls, connect to a caller leaving a Voice Mail message and support a fax machine on the same telephone line. In addition, the SmartScreen S-100 provides a Visual Message Waiting Indicator ("VMWI") to indicate that there are new messages in Voice Mail. In May 1997, the Company introduced SmartScreen S-150 targeted at SOHO professionals. The S-150 incorporates all the features of the S-100 and provides Caller ID information on a connected personal computer ("PC"). International Data Corporation estimates that there are over 9 million residential RBOC Voice Mail customers in the United States as of year-end 1996, growing to over 18 million at the end of 2001. The Company believes that the primary channels of distribution for the SmartScreen product family are RBOCs and LECs. In May 1997, the Company entered into a marketing agreement with Pacific Bell, an RBOC, to market a co-branded version of the S-100 to Pacific Bell's residential Voice Mail customers.

  In September 1996, the Company introduced the SmartMonitor M-100, targeted at mobile SOHO professionals who use an answering machine. The M-100 is the only commercially available product known to the Company that enables mobile professionals to monitor and take office calls from their cellular or Personal Communications Service ("PCS") phone, thereby minimizing "phone tag" and increasing their effectiveness. In September 1997, the Company commenced first commercial shipment of the SmartMonitor M-200 ("M-200"), targeted at mobile SOHO professionals who use RBOC or LEC Voice Mail. The wireless market (including cellular and PCS phones) is expected to grow from approximately 55 million users in 1997 to over 95 million in the year 2001 according to Bear Stearns & Co. The Company believes the primary channel of distribution for the M-100 is the network of retailers, dealers and distributors currently marketing cellular and PCS phones and the primary channels of distribution for the M-200 are RBOCs and LECs. The M-200 is currently available for customer shipment. The Company intends to pursue relationships with the wireless operations of RBOCs and LECs to market the M-200.

  In March 1996, the Company introduced the SmartCenter C-100, the predecessor to the SmartCenter C-120. The Smart Center C-120 was introduced in February 1997 as an enhanced version of the C-100. The C-120 is targeted at SOHO professionals and professionals in corporate satellite offices that need to be integrated into the corporate communications infrastructure. The C-120 is a highly integrated, multifunction, personal call management solution that includes a self-contained communications hardware device and SmartStart, a graphical configuration and management software application that runs on the Windows 95 operating system for PCs. The C-120 provides, among other features, call routing, filtering and interactive menuing features, which allow the user to choose an optimal balance between mobility, accessibility and control. According to International Data Corporation, the number of SOHO professionals who have home-offices grew from 36 million in 1994 to over 39 million in 1995. The Company believes that the primary sales distribution channel for the C-120 targeted at SOHO professionals is office supply retailers. In November 1996, the Company received an initial stocking order from Office Depot. The Company believes that the primary sales channel for the C-120 targeted at professionals in corporate satellite offices is direct from the Company or through Value Added Resellers ("VARs"). Accordingly, the Company plans to spend a portion of the proceeds of this offering to develop a direct corporate sales force and VAR sales and support programs.

  The Company was incorporated in California on March 26, 1993. Its headquarters is located at 130-B Knowles Dr., Los Gatos, CA 95032, and its telephone number is (408) 364-8850.

  "SoloPoint" and "SoloCall" are trademarks of the Company. This Prospectus also contains trademarks of other companies.

                                ----------------

                   NOTICE TO CALIFORNIA AND OREGON INVESTORS

  EACH PURCHASER OF SHARES OF COMMON STOCK IN CALIFORNIA AND OREGON MUST MEET ONE OF THE FOLLOWING SUITABILITY STANDARDS: (i) A LIQUID NET WORTH (EXCLUDING HOME, FURNISHINGS AND AUTOMOBILES) OF $250,000 OR MORE AND GROSS ANNUAL INCOME DURING 1996 AND ESTIMATED DURING 1997, OF $65,000 OR MORE FROM ALL SOURCES; OR
(ii) A LIQUID NET WORTH (EXCLUDING HOME, FURNISHINGS AND AUTOMOBILES) OF $500,000 OR MORE. EACH CALIFORNIA AND OREGON RESIDENT PURCHASING SHARES OF COMMON STOCK OFFERED HEREBY WILL BE REQUIRED TO EXECUTE A REPRESENTATION THAT IT COMES WITHIN ONE OF THE AFOREMENTIONED CATEGORIES.

                        SUMMARY OF FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      PERIOD FROM
                                                                       MARCH 26,
                           YEAR ENDED         NINE MONTHS ENDED           1993
                          DECEMBER 31,          SEPTEMBER 30,         (INCEPTION)
                         ----------------  -----------------------      THROUGH
                          1995     1996       1996        1997     SEPTEMBER 30, 1997
                         -------  -------  ----------- ----------- ------------------
                                           (UNAUDITED) (UNAUDITED)    (UNAUDITED)
STATEMENT OF OPERATIONS
 DATA:
 Net revenues........... $    --  $   380    $   104     $   367        $    747
 Operating loss.........  (2,664)  (3,671)    (2,621)     (3,198)        (10,625)
 Net loss...............  (2,672)  (3,594)    (2,600)     (3,156)        (10,514)
 Net loss per share(1).. $ (1.35) $ (1.46)   $ (2.02)    $ (0.90)
 Shares used in
  computing net loss per
  share(1)..............   1,974    2,462      1,285       3,502

                                                           SEPTEMBER 30, 1997
                                                         -----------------------
                                                                         AS
                                                           ACTUAL    ADJUSTED(2)
                                                         ----------- -----------
                                                         (UNAUDITED) (UNAUDITED)
BALANCE SHEET DATA:
 Working capital........................................  $  1,687    $  6,332
 Total assets...........................................     2,385       7,030
 Deficit accumulated during the development stage.......   (10,547)    (10,547)
 Shareholders' equity...................................     1,791       6,436

--------
(1) See Note 1 of Notes to Financial Statements for an explanation of the determination of shares used in computing net loss per share.

(2) Adjusted to reflect the sale of the 3,000,000 shares of common stock offered hereby at an assumed offering price of $2.00 per share and the use of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                  THE OFFERING

Common Stock Offered by the
 Company.........................  3,000,000 Shares
Common Stock Outstanding Prior to
 the Offering....................  3,505,818 Shares
Common Stock Outstanding After
 the Offering....................  6,505,818 Shares
Use of Proceeds..................  Sales and marketing, research and development, capital expenditures and working
                                   capital and general corporate purposes. See
                                   "Use of Proceeds."
Nasdaq SmallCap Symbol...........  SLPT

  Except as otherwise specified, all information in this Prospectus assumes no exercise of the Underwriter's over-allotment option, the Underwriter's Warrant, other outstanding warrants or stock options outstanding or reserved for issuance under the Company's incentive stock plan. See "Description of Capital Stock--Warrants," and "Management--Benefit Plans."

                                 RISK FACTORS

  IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE COMMON STOCK OFFERED HEREBY. NO INVESTOR SHOULD PARTICIPATE IN THE OFFERING UNLESS SUCH INVESTOR CAN AFFORD A COMPLETE LOSS OF HIS OR HER INVESTMENT. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING BUT NOT LIMITED TO THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS.

HISTORY OF OPERATING LOSSES; NO ASSURANCE OF FUTURE PROFITABILITY; FUTURE CAPITAL NEEDS; NO ASSURANCE OF FUTURE FINANCING

  The Company was incorporated in March 1993 and has incurred significant operating losses in every fiscal period since inception. As of September 30, 1997, the Company had an accumulated deficit of $10,547,163. The Company expects to incur substantial quarterly operating losses at least through the end of 1998, and possibly longer. There can be no assurance that sales of the Company's products will ever generate significant revenue, that the Company will ever generate positive cash flow from its operations, or that the Company will attain or thereafter sustain profitability in any future period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The net proceeds from this Offering are estimated to be $4,645,000, assuming no exercise of the Underwriter's over-allotment option. In the absence of receiving the proceeds of this Offering, the Company anticipates that its existing capital resources and cash generated from operations, if any, will be sufficient to meet the Company's cash requirements only through the end of 1997 at its anticipated level of operations. The Company's future capital requirements will depend upon numerous factors, including the amount of revenues generated from operations, the cost of the Company's sales and marketing activities and the extent of the Company's research and development activities, none of which can be predicted with certainty. The Company anticipates that the proceeds of this Offering, together with existing capital resources and cash generated from operations, if any, will be sufficient to meet the Company's cash requirements through the end of 1998. However, the Company may seek additional funding during the next 12 months and will likely be required to seek additional funding after such time.

  There can be no assurance that any additional financing will be available on acceptable terms, or at all, when required by the Company. Moreover, if additional financing is not available, the Company could be required to reduce or suspend its operations, seek an acquisition partner or sell securities on terms that may be highly dilutive or otherwise disadvantageous to investors purchasing the shares of Common Stock offered hereby. The Company has experienced in the past, and may continue to experience, operational difficulties and delays in its product development and marketing activities due to working capital constraints. Any such difficulties or delays could have a materially adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RECENT PRODUCT INTRODUCTIONS; EMERGING MARKET; DEPENDENCE ON MARKET ACCEPTANCE OF PRODUCTS; LACK OF ADEQUATE MARKETING RESOURCES

  The Company has only recently introduced its current products and to date the Company has received only limited revenue from the sale of these products. The market for personal communications management products is only beginning to emerge, and there can be no assurance that it will develop sufficiently to enable the Company to achieve broad commercial acceptance of its products. Because this market is relatively new and because current and future competitors are likely to introduce a variety of competing products and services, it is difficult to predict the rate at which this market will grow, if at all, or the degree of market penetration which the Company will be able to achieve, if any. To date, the market for personal communications management products has developed at a significantly slower rate than the Company had originally anticipated. If the personal communications management market fails to grow or grows at a slower rate than the Company currently anticipates, or if the Company fails to achieve sufficient market penetration, the Company's business, financial condition and results of operations will be materially adversely affected. Even if the market for personal communications management products does grow, there can be no assurance that the Company's current products or any future personal communications management products introduced by the Company will achieve commercial acceptance within such a market. Marketing newly introduced products such as those of the Company in a developing market requires extensive financial resources and marketing efforts. To date, the Company has not had sufficient financial resources to adequately market its products and there can be no assurance that the proceeds from this offering will be sufficient to enable the Company to adequately market its products.

LACK OF SIGNIFICANT MARKETING, SALES AND DISTRIBUTION CAPABILITIES; RISKS ASSOCIATED WITH STRATEGIC RELATIONSHIPS

  Commercial acceptance of the Company's products will require the Company to, among other things, successfully establish and maintain significant sales and distribution channels and hire and retain key marketing and sales personnel. The Company does not currently have sufficient sales and marketing personnel to adequately support sales of its products, nor has the Company yet established significant sales and distribution relationships with third parties. There can be no assurance that the Company will be able to recruit the required personnel or successfully establish and maintain significant sales and distribution channels to market its products.

  The Company believes that its future success, if any, will be largely dependent on its ability to either sell its products to or enter into joint marketing arrangements with RBOCs and LECs in the United States. In particular, the Company believes that certain of its products can be sold profitably only if they are sold to or in conjunction with RBOCs and LECs. Selling a product to or entering into a marketing relationship with an RBOC or LEC is generally a lengthy process. A failure by the Company to develop significant relationships with RBOCs and LECs would have a materially adverse effect on the Company's business and operating results. The Company has entered into a marketing agreement with Pacific Bell which calls for Pacific Bell to market a co-branded version of the Company's SmartScreen S-100 product. There can be no assurance that the marketing agreement with Pacific Bell will be successful or that the Company will be able to establish relationships with other RBOCs. Even if the Company is successful in establishing alliances or relationships with RBOCs, LECs or other strategic partners, there can be no assurance that such alliances or relationships will result in an increase in the Company's distribution channels or product revenues or otherwise provide any benefit to the Company. In addition, the strategic partners may be in direct or indirect competition with the Company or among each other. The presence of potential or actual conflicts of interest could materially adversely affect the Company's relationships with potential strategic partners, which in turn could have a material adverse effect on the Company's business, financial condition and results of operations.

THIRD PARTY DISTRIBUTION RISKS

  The Company intends to develop distribution channels for its products, including certain authorized service resellers of RBOCs and LECs, retail stores and mail order catalogs ("Distributors"). Development of any of these channels will require the expenditure of substantial time and effort by the Company's management. Based upon its experience to date, the Company believes that certain Distributors may not be appropriate for certain of the Company's products, and that the Company must identify and establish the appropriate channels of distribution for each of its products or market such products directly. There can be no assurance that the Company will be able to identify and establish the appropriate channel of distribution for each of its products or successfully market such products directly, and in the event that an inappropriate channel is selected, the Company's business, financial condition and results of operations will be adversely affected. See "Business-- Sales and Marketing."

  The Company has limited experience in marketing its products through Distributors and to date has not generated significant revenue from the sale of its products through these channels. Additionally, certain Distributors may have little or no experience offering personal communication management products or may offer products that compete with the Company's personal communications management products. Distributors may also give higher priority to products of other suppliers, thus reducing their efforts to sell the Company's personal communications management products, and agreements with these Distributors may be terminable at the Distributors' option. There can be no assurance that the Company will be able to establish relationships with Distributors or, if established, that such relationships will be sustained. The Company's inability to develop relationships with Distributors, or a reduction in sales effort or termination of a Distributor's relationship with the Company, if established, could have a material adverse effect on the Company's business, financial condition and results of operations.

  The use of Distributors also entails the risk that such Distributors will accumulate inventories in anticipation of a growth in sales. If such growth does not occur as anticipated, these Distributors may substantially decrease the amount of product ordered in subsequent quarters or return previously purchased product. The Company does not believe that a significant amount of its products sold into these channels to date have sold through to end customers and there can be no assurance that these products will sell through to end customers in the future. The Company accepted in the third quarter of 1997 product returns from certain distributors and customers totaling $134,069, which was approximately equal to new product revenues for the quarter ended September 30, 1997. Future product returns or fluctuations in orders could contribute to significant variations in the Company's business, financial condition and results of operations.

  Although the Company currently has no contractual obligation or plan to reduce the prices of its products, there can be no assurance that the Company will not choose or be required to reduce its prices in the future. If the Company reduces its prices, the Company may, under certain circumstances, credit its Distributors for the difference between the purchase prices of products remaining in their inventory and the Company's reduced prices for such products ("Price Protection"). There can be no assurance that actual returns and price protection will not have a material adverse effect on the Company's business, financial condition and results of operations, particularly since the Company intends to introduce new and enhanced products and is likely to face increasing price competition. The distribution industry has been characterized by rapid change, including consolidations and financial difficulties of Distributors, and the emergence of alternative distribution channels. In addition, there are an increasing number of companies competing for access to these channels. The loss or ineffectiveness of the Distributors would have a material adverse effect on the Company's business, financial condition and results of operations.

FUTURE REALIZATION OF INVENTORY

  As a result of slower than anticipated sales growth and the shift in the Company's distribution strategy, the Company's current level of inventory is significantly higher than the current rate of usage or the expected rate of usage of inventory during the next several quarters. If the Company is not successful in establishing relationships with additional RBOCs and LECs or in substantially increasing its sales volume and usage of existing inventory in the near term, it may be required to write-down inventory carrying value by a significant amount. The write-down of inventory carrying values, if significant, would have a material adverse effect on the Company's business, financial condition and results of operations.

POTENTIAL PRODUCT RETURNS AND WARRANTY CLAIMS

  The Company establishes allowances, including allowances for stock balancing and product rotation, based upon estimated future returns of product and after taking into account channel inventory levels, the timing of new product introductions and other factors. While the Company maintains measures to monitor these factors and to provide appropriate allowances, actual product returns may differ from the Company's reserve estimates and such differences could be material. The Company accepted in the third quarter of 1997 product returns from certain distributors and customers totaling $134,069, which was approximately equal to new product revenues for the quarter ended September 30, 1997. The Company currently offers a 30-day unconditional money back guarantee on its products as well as a limited two year warranty for SmartCenter and a limited one year warranty for its other products. SmartCenter has only a limited sales history and the Company's other two products, SmartMonitor and SmartScreen, have less than a year's experience in the marketplace. Future warranty claims, returns, stock rotation exchanges, or price protection adjustments could exceed management's estimates and therefore could have a material adverse effect on the Company's business, financial condition and results of operations.

FLUCTUATIONS IN QUARTERLY RESULTS

  The Company has experienced and expects to continue to experience fluctuations in operating results. Fluctuations in operating results may result in volatility in the price of the Company's common stock. Operating results may fluctuate as a result of many factors, including the volume and timing of orders received or product returns, if any, during the period, the timing of commercial introduction of future products and enhancements, competitive products and the impact of price competition on the Company's average selling prices, product announcements by the Company and its competition and the Company's level of research and development and sales and marketing activities. Many of these factors are beyond the Company's control, particularly those related to sales and product returns on behalf of the Company's marketing partners and Distributors.

  The Company's operating and other expenses are relatively fixed in the short term. As a result, variations in timing of revenues, if any, will cause significant variations in quarterly results of operations. Notwithstanding the difficulty in forecasting future sales, the Company generally must undertake its sales and marketing, research and development, and other commitments months or years in advance. Accordingly, any shortfall in product revenues, in a given quarter may materially adversely affect the Company's business, financial condition and results of operations due to the inability to adjust expenses during the quarter to match the level of product revenues, if any, for the quarter. Once commitments for such expenditures are undertaken, the Company may be unable to reduce them quickly if product revenues are less than expected. In addition, the Company's sales expectations are based entirely on its internal estimates of future demand. Due to these and other factors, the Company believes that quarter to quarter comparisons of its results of operations are not necessarily meaningful, and should not be relied upon as indications of future performance.

DEPENDENCE ON LIMITED NUMBER OF CUSTOMERS

  During the nine month period ended September 30, 1997, Hello Direct, Inc. ("Hello Direct") accounted for 23% of the Company's net revenues. The Company expects that sales to relatively few customers will continue to account for a significant percentage of the Company's revenues for the foreseeable future. Substantially all of the Company's sales are made on a purchase order basis, and none of the Company's customers has entered into an agreement requiring them to purchase the Company's products. The loss of, or any reduction in orders or returns of product from a current customer could have a material adverse effect on the Company's business, financial condition and results of operations in the near term.

  The Company's ability to increase its sales will depend in part upon its ability to obtain orders from new customers. In this regard, the Company intends to expand its efforts to sell to RBOCs and LECs. The Company has had only nominal sales to one RBOC to date and there can be no assurance of significant sales to any RBOC or LEC in the future. In the event that such sales do not materialize, the Company's business, financial condition and results of operations would be materially adversely affected.

UNCERTAINTY OF PROTECTION OF PATENTS AND PROPRIETARY RIGHTS; POTENTIAL PATENT INFRINGEMENT

  The Company relies upon a combination of patents, trademarks, copyrights, trade secrets and non-disclosure agreements in order to establish and protect its proprietary rights. The Company has filed applications for patents covering SmartCenter, and intends to continue to file applications, as appropriate, for any of the Company's future products. There can be no assurance that patents will issue from any of its pending applications or, if patents do issue, that the claims allowed will be sufficiently broad to protect the Company's technology. In addition, there can be no assurance that any patents issued to the Company will not be challenged, invalidated or circumvented, or that the right granted thereunder will provide proprietary protection to the Company. Since United States patent applications are maintained in secrecy until patents issue, and since the publication of inventions in technical or patent literature tend to lag behind such inventions by several months, the Company cannot be certain that it was the first creator of inventions covered by its pending patent applications, that it was the first to file patent applications for such inventions or that the Company is not infringing on the patents of others.

  The Company has in the past and intends in the future to trademark some of its proprietary product names and logos and claims copyright protection for its proprietary software. There can be no assurance that the Company can obtain additional trademarks or that any copyright protection will be adequate. Litigation may be necessary to enforce the Company's patents, if issued, trademarks, copyrights or other intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, financial condition and results of operations regardless of the final outcome of such litigation. Despite the Company's efforts to safeguard and maintain its proprietary rights, there can be no assurance that the Company will be successful in doing so or that the Company's competitors will not independently develop or patent technologies that are substantially equivalent or superior to the Company's technologies. In addition, the laws of certain foreign countries do not protect the Company's intellectual property rights to the same extent, as do the laws of the United States. Although the Company continues to implement protective measures and intends to defend its proprietary rights vigorously, there can be no assurance that these efforts will be successful. In the absence of effective protection of its intellectual property, there can be no assurance that third parties will not develop and market copies of the Company's products.

  The Company may be involved from time to time in litigation to determine the enforceability, scope and validity of any proprietary rights of the Company or of third parties asserting infringement claims against the Company. Any such litigation could result in substantial costs to the Company and diversion of efforts by the Company's management and technical personnel. In particular, the Company is in discussions with a manufacturer of computer telephony products that has a patent covering the storage of a telephone number used in a menuing system to allow a caller to redirect their call to another destination. The manufacturer asserts that some of the Company's products infringe upon this patent. The Company intends to challenge either the validity of the patent or its application to the Company's products or enter into a licensing agreement with the patent holder. There can be no assurance that the Company will be able to challenge the patent successfully or if necessary, enter into a licensing arrangement on commercially reasonable terms. A failure of the Company to challenge the patent successfully or enter into a licensing arrangement, would, in all probability, force the Company to cease selling the affected products and would have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company is aware that another manufacturer of computer telephony products has filed a patent application purporting to cover any device which electronically detects stutter dial tone signaling. The Company expects that the patent will be issued and believes that the manufacturer may assert that the Company's SmartMonitor M-200, SmartScreen S-100 and SmartScreen S-150 products infringe upon the patent. If the patent is issued and such assertion is made, the Company intends to challenge either the validity of the patent or its application to the Company's products or enter into a licensing agreement with the patent holder. There can be no assurance that the Company will be able to challenge the patent successfully or if necessary, enter into a licensing arrangement on commercially reasonable terms. A failure of the Company to challenge the patent successfully or enter into a licensing arrangement, would, in all probability, force the Company to cease selling the affected products and would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the expense associated with a successful challenge to the patent or a licensing arrangement could have a materially adverse effect on the Company's business, financial condition and results of operations. See "Business--Intellectual Property Rights."

DEPENDENCE ON BELLCORE SPECIFICATIONS

  The Company has designed all of its personal communications management products to comply with specifications published by Bell Communications Research (the "Bellcore specifications"), which the Company believes are used by most United States local telephone service providers. Due, however, to the wide range of parameters contained within the Bellcore specifications, there are potentially a large number of local switch configurations utilized by such service providers. The Company has tested its products on only a limited number of local switch configurations and has discovered that the SmartCenter C-120, SmartMonitor M-200, SmartScreen S-100 and SmartScreen S-150 products are not currently compatible with GTE Voice Mail, a service provider that is heavily used in Los Angeles and the Saratoga/Los Gatos area of Northern California. The Company believes that GTE is currently attempting to address this problem, however, there can be no assurance that these products or any of the Company's future personal communications management products will work in conjunction with existing or future switch configurations, or that local service providers have configured their switches to fully conform to the Bellcore specifications. The failure of its current products or any of the Company's future personal communications management products to work in conjunction with existing or future switch configurations could have a material adverse effect on the Company's business, financial condition and results of operations.

  Since the Bellcore specifications are not predominantly used by service providers outside the United States, the Company may have difficulty in selling or may be unable to sell its products to markets in foreign countries. While the Company intends to develop future personal communications management products to address foreign markets, there can be no assurance that the Company will be successful in its development efforts, or that any developed personal communications management products will function effectively, if at all, in any foreign markets.

PRODUCT DEFECTS

  Products such as those currently offered by the Company frequently contain undetected software or hardware errors when introduced or as new versions are released. The Company has experienced such errors in the past as the Company has performed alpha and beta testing on products in development. In addition, the Company has experienced a product recall of its SmartCenter product in the past. Although the Company is not presently aware of such an error which would materially and adversely affect product performance, there can be no assurance that these products and any of the Company's future personal communications management products will not experience errors in the future. From time to time, the Company may temporarily suspend, delay or recall shipments or divert development resources from other projects to correct a particular product deficiency. Such efforts to identify and correct errors and make design changes may be expensive and time consuming. Failure to discover product defects in the future could result in delayed product introductions or shipments, the recall of previously shipped products, increased service and warranty costs, design modifications, unfavorable publicity, or strained relationships with Distributors and strategic partners, any of which could have material adverse effect on the Company's business, financial condition and results of operations. See "Business--Research and Development."

COMPETITION

  The market for communications products is highly competitive and characterized by rapid technological change, frequent new product introductions, short product life cycles, evolving industry standards and significant price erosion over the life of a product. Within specific ranges of functionality, the Company experiences and expects to continue to experience competition from many sources, including but not limited to: (i) companies that provide communications management services, such as Priority Call Management, Inc., Wildfire Communications, AccessLine Technologies, Inc., MCI Communications Corporation and RBOCs such as Ameritech Corporation ("Ameritech") and U.S. West; (ii) companies that directly provide personal communications management products, such as Bogen Communications, Inc., Beond Communications, Centrepoint s/w Technologies, Inc., CIDCO, Inc., Jetstream Communications and Notify Corporation; and (iii) large consumer electronics companies that offer telephony products, such as enhanced answering machines, including AT&T Corporation, Sony Corporation, Panasonic Company and others. The Company believes that there will be intense competition between companies that provide communications management services, such as RBOCs, and companies that directly provide communications management products. Most of the Company's present and potential competitors have substantially greater financial, marketing, technical and other resources than the Company. Furthermore, the Company also expects to compete with companies that have substantial manufacturing, marketing and distribution capabilities, areas in which the Company has limited or no experience. Increased competition, direct and indirect, could materially adversely affect the Company's revenues and profitability through pricing pressure and loss of market share. There can be no assurance that the Company will be able to compete successfully against existing and new competitors as the market evolves, and the level of competition increases. The failure to compete successfully against existing and new competitors would have a material adverse effect upon the Company's business, financial condition and results of operations. See "Business-- Competition."

  Current and potential competitors have established and may establish additional cooperative relationships with third parties to market and sell their products and to increase the ability of their products to address the needs of the Company's prospective customers. To the extent such third parties enter into relationships with competitors of the Company, it is likely such third parties would be unable or unwilling to enter into similar relationships with the Company. It is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. As a result, such competitors may be able to respond more quickly to new or emerging technologies and to changes in customer requirements or to devote greater resources to the development, promotion and sales of their products than can the Company. There can be no assurance that these competitive pressures will not materially adversely affect the Company's business, financial condition and results of operations.

TELECOMMUNICATIONS ACT OF 1996

  RBOCs heretofore have been prohibited from manufacturing telecommunications and customer premise equipment due to concerns relating to the potential for discrimination by monopoly providers of local exchange service. The Telecommunications Act of 1996 (the "Act") allows an RBOC to engage in equipment manufacturing and close collaboration with manufacturers during the design and development of hardware and software when the Federal Communications Commission ("FCC") has verified that a parent RBOC, and each RBOC within the parent company's region, is in compliance with the access and interconnection requirements set forth in the Act.

  This change in law permits RBOCs that provide communications management services, such as U.S. West, to compete with the Company in the design and manufacture of communication products. There can be no assurance that the Company will be able to compete successfully with RBOCs in the personal communications management market, and failure to do so would have a material adverse effect upon the Company's business, financial condition and results of operations.

RAPID TECHNOLOGICAL CHANGE; DEPENDENCE ON PRODUCT DEVELOPMENT

  The market in which the Company competes is characterized by rapidly changing technology, frequent new product introductions, evolving industry standards and short product life cycles. Accordingly, the Company's success will be substantially dependent upon a number of factors, including its ability to identify and conform to emerging standards in the communications industry, differentiate its products from those of its competitors, achieve superior or competitive performance in its products, reduce manufacturing costs and quickly bring products to market. Further, short product life cycles are expected to expose its current products and inventories and any of the Company's future products to the risk of obsolescence, and therefore may require the Company to frequently introduce competitive new and enhanced products. If the Company is unable to develop or obtain access to advanced communications technologies as they become available or is unable to design, develop, contract for the manufacture of and introduce competitive new and enhanced products on a timely basis, its business, financial condition and results of operations would be materially adversely affected.

RELIANCE ON SOLE SOURCE CONTRACT MANUFACTURERS AND COMPONENT SUPPLIERS

  The Company subcontracts the manufacture of all of the subassemblies of the SmartCenter and SmartMonitor families on a sole source basis to AC International, Inc. (for circuit board fabrication) and Wellex Corporation (for circuit board assembly). The Company subcontracts the manufacturing of all of the subassemblies of the SmartScreen product family on a sole source basis to CT Continental. The Company believes that there are alternative contract manufacturers which could produce such subassemblies, but it is not currently pursuing agreements or understandings with such alternative sources. Sole source integrated circuit suppliers include but are not limited to Motorola, Inc., Zilog Corporation, Texas Instruments, National Semiconductor Corporation, Exar Corporation and DSP Technology, Inc. There can be no assurance that such contract manufacturers or sole source integrated circuit suppliers will be able to supply the Company with sufficient quantities of subassemblies or components in a timely manner. If a contract manufacturer or sole source supplier were unable to assemble or deliver the Company's subassemblies or components in a timely manner, for any reason, the Company's business, financial condition and results of operations would be materially adversely affected. In the event of a reduction or interruption of supply to the Company of such subassemblies or components, it could take a significant period of time for the Company to qualify alternative suppliers, redesign the product as necessary and commence manufacturing. The Company's inability to obtain sufficient quantities of subassemblies or sole or limited source components in the future or to develop alternative sources in the future, could result in delays in product introductions or shipments, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Manufacturing."

DEPENDENCE ON LIMITED NUMBER OF KEY PERSONNEL

  The Company's future success depends substantially upon the efforts of certain of its executive officers and key technical and other employees, many of whom have only recently joined the Company and none of whom are covered by key man life insurance. Edward M. Esber, Jr. joined the Company in October 1995 as President, Chief Executive Officer and Director. Arthur G. Chang joined the Company in February 1996 as Chief Operating Officer and Vice President of Research and Development. Ronald J. Tchorzewski joined the Company in October 1996 as Vice President of Finance and was elected Chief Financial Officer in July 1997. Don Nanneman, Vice President of Marketing, joined the Company in January 1997. The Company's former Vice President of Sales resigned effective as of August 31, 1997. The Company is currently seeking to hire a full time Vice President of Sales.

  The Company's ability to successfully market and distribute its current products and any future personal communications management products will require it to attract, retain and motivate additional key employees, including product support, research and development, and sales and marketing personnel. There can be no assurance that the Company will be successful in achieving any of these goals, and the failure to do so would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management" and "Business--Personnel."

RISKS ASSOCIATED WITH MANAGING GROWTH

  The Company's anticipated level of growth, should it occur, will challenge the Company's management and its sales and marketing, customer support, research and development and finance and administrative operations. The Company's future performance will depend in part on its ability to manage any such growth, should it occur, and to adapt its operational and financial control systems, if necessary, to respond to changes resulting from any such growth. There can be no assurance that the Company will be able to successfully manage any future growth or to adapt its systems to manage such growth, if any, and its failure to do so would have a material adverse effect on the Company's business, financial condition and results of operations.

SHARES ELIGIBLE FOR FUTURE SALE

  Sale of substantial amounts of the Company's Common stock in the public market or the prospect of such sales could materially adversely affect the market price of the Common Stock. Upon completion of this Offering, the Company will have outstanding 6,505,818 shares of Common Stock, assuming no exercise of the Underwriter's over-allotment option and no exercise of outstanding options or warrants. Of these shares, 2,138,461 shares are restricted shares ("Restricted Shares") under the Securities Act of 1933, as amended (the "Securities Act"). The 3,000,000 shares offered hereby, along with the 1,350,000 shares of Common Stock sold in the Company's initial public offering, will be immediately eligible for sale in the public market without restriction on the closing of this Offering. An additional 591,441 shares are eligible for sale in the public market following the closing of this Offering subject in certain cases to certain volume and other resale restrictions under Rule 144. Of the Restricted Shares, 1,541,372 shares are subject to lockup agreements expiring on August 6, 1998, under which the holders of such shares have agreed not to sell or otherwise dispose of any of their shares without the prior written consent of the Underwriter. The Underwriter may release some or all of the shares from the lockup at its discretion from time to time without notice to the public. Additionally, the Underwriter's Warrant may be exercised at any time during the four year period beginning 12 months after the closing of this Offering in which case up to 300,000 shares of Common Stock would be eligible for sale in the public markets. The Company has filed registration statements on Form S-8 under the Securities Act covering 775,170 shares of Common Stock reserved for issuance under the Company's Amended and Restated 1993 Incentive Stock Plan. Shares of Common Stock issued upon exercise of options under such registration statements will be available for sale in the public market, subject in some cases to volume and other limitations, including the Lockup Agreements referred to above. Sales in the public market of substantial amounts of Common Stock (including sales in connection with an exercise of certain registration rights by one or more holders of approximately 1,434,319 shares of Common Stock) or the perception that such sales could occur could depress prevailing market prices for the Common Stock. See "Management--Benefit Plans," "Shares Eligible for Future Sale," "Underwriting" and "Description of Capital Stock--Registration Rights."

VOLATILITY OF STOCK PRICE

  The trading price of the Company's Common Stock has been subject and may continue to be subject to wide fluctuations in response to quarterly variations in operating results, failure by the Company to meet analysts' expectations with respect to operating results, announcements of technological innovations or new products by the Company or its competitors, changes in financial estimates by securities analysts, new strategic or distribution relationships, the operating and stock price performance of other companies that investors deem comparable to the Company and other events or factors. In addition, the stock market in general and the market prices for small technology companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the trading price of the Company's Common Stock, regardless of the Company's operating performance.

DELISTING OF SECURITIES FROM THE NASDAQ MARKET; LIMITED LIQUIDITY OF TRADING MARKET; POSSIBLE INABILITY OF UNDERWRITER TO MAKE A MARKET IN THE COMPANY'S COMMON STOCK

  Shares of the Company's Common Stock are quoted on the Nasdaq SmallCap Market. The Nasdaq Small- Cap Market is a significantly less liquid market than the Nasdaq National Market. If the Company should continue to experience losses from operations, it may be unable to maintain the standards for continued quotation on the Nasdaq SmallCap Market. Trading, if any, in the Common Stock would therefore be conducted in the over-the-counter market on an electronic bulletin board established for securities that do not meet the Nasdaq

SmallCap Market listing requirements, or in what are commonly referred to as the "pink sheets." As a result, an investor would find it more difficult to dispose of, or to obtain accurate quotations of the price of, the Company's Common Stock. Nasdaq has recently promulgated new rules which make continued listing of companies on the Nasdaq SmallCap Market more difficult and has significantly increased its enforcement efforts with regard to the Nasdaq standards for such listing. In addition, if the Company's Common Stock were removed from the Nasdaq SmallCap Market, the Company's Common Stock would be subject to so-called "penny stock" rules that impose additional sales practice and market making requirements on broker-dealers who sell and/or make a market in such securities. Consequently, removal from the Nasdaq SmallCap Market, if it were to occur, could affect the ability or willingness of broker-dealers to sell and/or make a market in the Company's Common Stock and the ability of purchasers of the Company's Common Stock to sell their securities in the secondary market. In addition, because the market price of the Company's Common stock is less than $5.00 per share, the Company may become subject to certain penny stock rules even if still quoted on the Nasdaq SmallCap Market. Such rules may further limit the market liquidity of the Common Stock and the ability of purchasers in this Offering to sell such Common Stock in the secondary market.

  Any limitation on the ability of the Underwriter to make a market in the Company's Common Stock could adversely effect the liquidity or trading price of the Company's Common Stock, which could have a material adverse effect on the market price of the Company's Common Stock. The Company believes that the Chicago office of the Securities and Exchange Commission is conducting a private, nonpublic investigation of H.J. Meyers & Co., Inc., the Underwriter and the principal market maker in the Company's Common Stock, pursuant to a Formal Order of Investigation issued by the Commission as to whether the Underwriter may have violated applicable securities laws and the rules and regulations thereunder, with respect to sales of certain securities. The Company is currently unable to assess the potential impact of the outcome of the Staff's investigation on the Underwriters ability to make a market in the Company's Common Stock or this Offering.

  On July 16, 1996, the National Association of Securities Dealers, Inc. ("NASD") issued a notice of Acceptance, Waiver and Consent (the "AWC") whereby the Underwriter was censured and ordered to pay fines and restitution to retail customers in the amount of $250,000 and approximately $1.025 million, respectively. The AWC was issued in connection with claims by the NASD that the Underwriter charged excessive markups and markdowns in connection with the trading of four certain securities originally underwritten by the Underwriter; the activities in question occurred during periods between December 1990 and October 1993. The Underwriter has informed the Company that the fines and refunds will not have a material adverse effect on the Underwriter's operations and that the Underwriter has effected remedial measures to help ensure that the subject conduct does not recur.

IMMEDIATE AND SUBSTANTIAL DILUTION

  Based upon an assumed offering price of $2.00 per share, Purchasers of the shares of Common Stock offered hereby will incur an immediate and substantial dilution of $1.01 per share or approximately 51% of their investment in the shares of Common Stock in that the net tangible book value of the Company's Common Stock after this Offering will be approximately $0.99 per share. See "Dilution."

NO ANTICIPATED DIVIDENDS

  The Company has not previously paid any dividends on its Common Stock, and for the foreseeable future intends to continue its policy of retaining earnings, if any, to finance the development and expansion of its business. The Company's ability to pay dividends is currently restricted pursuant to a loan agreement. See "Dividend Policy."

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS

  As permitted by California General Corporation Law, the Company has included in its Amended and Restated Articles of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the Bylaws of the Company provide that the Company is required to indemnify its officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary and the Company is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified. The Company has entered into indemnification agreements with its officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the California General Corporation Law. See "Management--Limitations on Liability and Indemnification Matters."

ISSUANCE OF PREFERRED STOCK MAY ADVERSELY AFFECT HOLDERS OF COMMON STOCK

  The Board of Directors has the authority to issue up to 5,000,000 shares of undesignated Preferred Stock and to determine the rights, preferences, privileges and restrictions of such shares without any further vote or action by the shareholders. Although at present the Company has no plans to issue any of the Preferred Stock, the Preferred Stock could be issued with voting, liquidation, dividend and other rights superior to the rights of the Common Stock. The voting power of the officers and directors or the issuance of Preferred Stock under certain circumstances could have the effect of delaying or preventing a change in control of the Company. See "Description of Capital Stock."

FORWARD-LOOKING STATEMENTS

  This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be deemed to include the Company's plans to create a line of personal communications management products, establish strategic alliances and business relationships, implement a multichannel distribution strategy, expend resources to create end-user demand and brand name recognition and file additional patent applications. Such forward-looking statements may also be deemed to include the Company's expectations concerning factors affecting the market for its current products and any future personal communications management products it may develop, including growth in the personal communications management product marketplace, the dependence of mobile individuals on the ability to manage business communications effectively in a mobile environment and the shortcomings of commercially available personal communications management products. Such forward-looking statements also may include the Company's planned uses of the proceeds of this Offering. Actual results could differ from those projected in any forward-looking statements for the reasons detailed in the other sections of this "Risk Factors" portion of the Prospectus. The forward-looking statements are made as of the date of this Prospectus and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 3,000,000 shares being offered hereby, after deducting underwriting discounts and commissions and offering expenses, are estimated to be approximately $4,645,000 based upon an assumed public offering price of $2.00 per share. The Company expects to use the net proceeds from this offering approximately as follows:

                                                                AMOUNT   PERCENT
                                                              ---------- -------
Sales and marketing(1)....................................... $2,323,000    50%
Research and development(2)..................................  1,161,000    25
Capital expenditures.........................................    139,000     3
Working capital and general corporate purposes(3)............  1,022,000    22
                                                              ----------   ---
TOTAL........................................................ $4,645,000   100%
                                                              ==========   ===

--------
(1) See "Business--Sales and Marketing."
(2) See "Business--Research and Development."
(3) Funds are to be used for working capital and general corporate purposes, including salaries, office expenses and other general overhead costs.

  The projected expenditures described above are estimates and approximations only and do not represent firm commitments by the Company. Proceeds allocated to working capital and general corporate purposes may be utilized for acquisitions of or investments in complementary technologies or businesses. The Company currently plans no such acquisitions or investments. Pending such uses, the net proceeds will be invested in short-term, interest-bearing, investment-grade securities.

  The Company believes that the net proceeds from this Offering, together with its existing cash resources, and revenues from operations, if any, will be adequate to satisfy its working capital requirements through 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                DIVIDEND POLICY

  The Company has never declared or paid cash dividends on its Common Stock. The Company currently anticipates that it will retain earnings for the expansion and operation of its business and does not anticipate paying cash dividends on its Common Stock in the foreseeable future. The Company's ability to pay dividends is currently restricted pursuant to a loan agreement with Venture Lending and Leasing, Inc.

                                CAPITALIZATION

  The following table sets forth the short-term debt and capitalization of the Company (i) as of September 30, 1997 and (ii) as adjusted to reflect the sale by the Company of 3,000,000 shares offered hereby at an assumed public offering price of $2.00 per share, less applicable underwriting discounts and commissions and net of expenses:

                                                          SEPTEMBER 30, 1997
                                                        -----------------------
                                                        ACTUAL   AS ADJUSTED(1)
                                                        -------  --------------
                                                            (IN THOUSANDS,
                                                          EXCEPT SHARE DATA)
Notes payable, current portion......................... $    28     $    28
                                                        =======     =======
Notes payable, non-current portion..................... $   120     $   120
Shareholders' equity:
 Preferred Stock, no par value:
  5,000,000 shares authorized; no shares issued and
   outstanding, actual and as adjusted.................      --          --
 Common Stock, no par value:
  35,000,000 authorized; 3,505,818 shares issued and
   outstanding, actual; 6,505,818 shares issued and
   outstanding, as adjusted............................  12,424      17,069
 Deficit accumulated during the development stage...... (10,547)    (10,547)
 Notes receivable from shareholders....................     (86)        (86)
                                                        -------     -------
  Total shareholders' equity...........................   1,791       6,436
                                                        -------     -------
   Total capitalization................................ $ 1,911     $ 6,556
                                                        =======     =======

--------

(1) Does not include: (i) options outstanding as of September 30, 1997 to purchase 298,838 shares of Common Stock at a weighted average exercise price of $2.46 per share under the Company's 1993 Incentive Stock Plan (the "Stock Plan"); (ii) warrants outstanding as of September 30, 1997 to purchase 454,240 shares of Common Stock at a weighted average exercise price of $5.27 per share; (iii) the Underwriter's over-allotment option to purchase up to 450,000 shares of Common Stock; (iv) a warrant to purchase up to 300,000 shares of Common Stock at an exercise price of $2.80 per share (assuming a public offering price of $2.00 per share) to be issued to the Underwriter upon the closing of this Offering; and (v) options granted in October 1997 to purchase 4,750 shares of Common Stock at a weighted average exercise price of $2.14 per share under the Company's Stock Plan.

                                   DILUTION

  As of September 30, 1997, the Company had a net tangible book value of approximately $1,791,000 or $0.51 per share of Common Stock. "Net tangible book value" represents the total tangible assets less total liabilities divided by the number of shares of Common Stock outstanding. After giving effect to the receipt by the Company of the net proceeds from the sale of the 3,000,000 shares of Common Stock offered hereby at an assumed public offering price of $2.00 per share, the adjusted net tangible book value of the Company as of September 30, 1997 would have been approximately $6,436,000 or, $0.99 per share. This represents an immediate increase in net tangible book value of $0.48 per share to existing shareholders and an immediate dilution of $1.01 per share to new investors. The following table illustrates this per share dilution:

     Assumed public offering price per share........................      $2.00
       Net tangible book value per share before the Offering........ $.51
       Increase per share attributable to new investors.............  .48
                                                                     ----
     Net tangible book value per share after the Offering...........       0.99
                                                                          -----
       Dilution per share to new investors*.........................      $1.01
                                                                          =====

--------

* Represents dilution of approximately 51% to purchasers of the shares of Common Stock offered hereby.

  The following table summarizes as of September 30, 1997, the differences between existing shareholders and purchasers of shares in the offering with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid:

                                 SHARES PURCHASED  TOTAL CONSIDERATION  AVERAGE
                                 ----------------- ------------------- PRICE PER
                                  NUMBER   PERCENT   AMOUNT    PERCENT   SHARE
                                 --------- ------- ----------- ------- ---------
Existing shareholders........... 3,505,818   53.9% $12,423,836   67.4%   $3.54
New investors................... 3,000,000   46.1%   6,000,000   32.6    $2.00
                                 ---------  -----  -----------  -----
  Total......................... 6,505,818  100.0% $18,423,836  100.0%
                                 =========  =====  ===========  =====

--------

(1) Does not include: (i) options outstanding as of September 30, 1997 to purchase 298,838 shares of Common Stock at a weighted average exercise price of $2.46 per share under the Company's 1993 Incentive Stock Plan (the "Stock Plan"); (ii) warrants outstanding as of September 30, 1997 to purchase 454,240 shares of Common Stock at a weighted average exercise price of $5.27 per share; (iii) the Underwriter's over-allotment option to purchase up to 450,000 shares of Common Stock; (iv) a warrant to purchase up to 300,000 shares of Common Stock at an exercise price of $2.80 per share (assuming a public offering price of $2.00 per share) to be issued to the Underwriter upon the closing of this Offering; and (v) options granted in October 1997 to purchase 4,750 shares of Common Stock at a weighted average exercise price of $2.14 per share under the Company's Stock Plan.

                            MARKET FOR COMMON STOCK

  The Company's Common Stock is traded on the Nasdaq SmallCap Market under the symbol SLPT. Subsequent to the Company's initial public offering on August 6, 1996, the following high and low closing prices were reported by Nasdaq each quarter:

                                                                   HIGH   LOW
                                                                   ----- -----
     Quarter ended September 30, 1996 (subsequent to August 6,
      1996)....................................................... $5.34 $2.61
     Quarter ended December 31, 1996..............................  3.50  1.75
     Quarter ended March 31, 1997.................................  3.38  1.75
     Quarter ended June 30, 1997..................................  3.50  1.63
     Quarter ended September 30, 1997.............................  3.81  1.88
     Quarter ended December 31, 1997 (as of November 7, 1997).....  2.56  2.00

  At September 30, 1997, the Company had approximately 108 shareholders of record of its Common Stock.

                            SELECTED FINANCIAL DATA

  The following selected statement of operations data, for the years ended December 31, 1995 and 1996 and the period from March 26, 1993 (inception) through December 31, 1996 and the balance sheet data at December 31, 1995 and 1996 are derived from financial statements of the Company included elsewhere in this Prospectus, which have been audited by Ernst & Young LLP, independent auditors', as indicated in their report included elsewhere in this Prospectus, and are qualified by reference to such financial statements including the related notes thereto. The selected statements of operations data for the nine month periods ended September 30, 1996 and 1997 and the balance sheet data at September 30, 1997 have been derived from unaudited interim condensed financial statements of the Company contained elsewhere herein and reflect in management's opinion, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of financial position and results of operations for these periods. Results of operations for the nine months ended September 30, 1997 are not necessarily indicative of results to be expected for the year ending December 31, 1997. The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements, notes thereto and the independent auditors' report included elsewhere in this Prospectus.

                                                                      PERIOD FROM
                                                                       MARCH 26,
                            FISCAL YEAR            NINE MONTHS            1993
                          ENDED DECEMBER              ENDED           (INCEPTION)
                                31,               SEPTEMBER 30,         THROUGH
                          ----------------  ------------------------- DECEMBER 31,
                           1995     1996       1996         1997          1996
                          -------  -------  ----------- ------------- ------------
                                            (UNAUDITED)  (UNAUDITED)
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Net revenues............  $    --  $   380    $   104      $   367      $   380
Cost of sales...........       --      289         86          263          289
                          -------  -------    -------      -------      -------
Gross margin............                91         18          104           91
Costs and expenses:
 Research and
  development...........    1,386    1,524      1,112        1,083        3,354
 Sales and marketing....      501    1,120        727        1,392        1,622
 General and
  administrative........      777    1,118        800          827        2,542
                          -------  -------    -------      -------      -------
Total operating
 expenses...............    2,664    3,762      2,639        3,302        7,518
                          -------  -------    -------      -------      -------
Operating loss..........   (2,664)   3,671     (2,621)      (3,198)      (7,427)
Other income (expense)..       (8)      77         21           42           69
                          -------  -------    -------      -------      -------
Net loss................  $(2,672) $(3,594)   $(2,600)     $(3,156)     $(7,358)
                          =======  =======    =======      =======      =======
Net loss per share......  $ (1.35) $ (1.46)   $ (2.02)     $ (0.90)
                          =======  =======    =======      =======
Shares used in computing
 net loss per share.....    1,974    2,462      1,285        3,502
                           DECEMBER 31,
                          ----------------              SEPTEMBER 30,
                           1995     1996                    1997
                          -------  -------              -------------
                                                         (UNAUDITED)
BALANCE SHEET DATA:
Working capital
 (deficit)..............  $(1,118) $ 4,788                 $ 1,687
Total assets............      938    5,483                   2,385
Long-term portion of
 notes payable..........       91      140                     120
Redeemable convertible
 preferred stock........    2,799       --                      --
Shareholders' equity
 (net capital
 deficiency)............   (3,769)   4,861                   1,791

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

  The following section contains forward-looking statements that involve risks and uncertainties, including those referring to the period of time the Company's existing capital resources will meet the Company's future capital needs, the Company's future operating results, the market acceptance of the products of the Company, the Company's efforts to establish and maintain distribution partners, the development of new products, and the Company's planned investment in the marketing and distribution of its current products and research and development with regard to future products. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including: dependence on market acceptance of multifunction personal communications management products; lack of significant sales and distribution channels; the Company's ability to timely develop new products; business conditions and growth in the personal communications management industry and general economy; competitive factors, such as rival providers of personal communications management products and services and price pressures; compatibility with a wide variety of switching configurations; reliance on sole source contract manufacturers and component suppliers; dependence on a limited number of key personnel; rapid technological changes; as well as other factors set forth elsewhere in this Prospectus.

OVERVIEW

  The Company was incorporated on March 26, 1993. As of September 30, 1997, the Company was still in the development stage. Since inception, the Company's focus has been on the design and development of personal communications management solutions for communications-dependent individuals. The Company introduced the SmartCenter C-100, the predecessor of the SmartCenter C-120, in March 1996. The SmartCenter C-120 was introduced in February 1997, as an enhanced version of the C-100. The Company introduced the SmartMonitor M-100 in September 1996, SmartScreen S-100 in February 1997, SmartScreen S-150 in May 1997 and commenced first commercial shipment of SmartMonitor M-200 in September 1997. The Company's products are used by residential RBOC and LEC Voice Mail customers, SOHO professionals and professionals in corporate satellite offices.

  To date, the Company's working capital requirements have been met through the sale of equity and debt securities and minimal revenues from product sales. The Company has sustained significant operating losses in every fiscal period since inception and expects to incur substantial quarterly operating losses at least through the end of calendar year 1998 and possibly longer. In order to transition from a development stage company, the Company must achieve commercial acceptance of its products and generate material product revenues with sufficient gross margins to cover the Company's operating expenses. Commercial acceptance will require the Company to, among other things, successfully establish significant sales and distribution channels and hire and retain key marketing and sales personnel. See "--Liquidity and Capital Resources."

  The Company's products currently have a 30-day, unconditional, money-back guarantee. Revenue is recognized 30 days after the date that products are shipped. Allowances are provided for product returns based on estimated future product returns, the timing of expected new product introductions and other factors. These allowances are recorded as direct reductions of revenue and accounts receivable.

  The Company establishes allowances, including allowances for stock balancing and product rotation, based upon estimated future returns of product and after taking into account channel inventory levels, the timing of new product introductions and other factors. While the Company maintains measures to monitor these factors and to provide appropriate allowances, actual product returns may differ from the Company's reserve estimates and such differences could be material. The Company accepted in the third quarter of 1997 product returns from certain distributors and customers totaling $134,069, which was approximately equal to new product revenues for the quarter ended September 30, 1997. In addition, the Company currently offers a 30-day unconditional money back guarantee as well as a limited two-year warranty on SmartCenter and a limited one-year warranty for its other products. SmartCenter has only a limited sales history and the Company's other two products,

SmartMonitor and SmartScreen, have less than a year's experience in the marketplace. Future warranty claims, returns, stock rotation exchanges, or price protection adjustments could exceed management's estimates and accordingly could have a material adverse effect on the Company's business, financial condition and results of operations.

RESULTS OF OPERATIONS

 Net Revenues

  Net revenues for the year ended December 31, 1996, were $380,113. Two customers accounted for 56% and 19% of 1996 net revenues. The Company received no revenues during the year ended December 31, 1995. The increase in net revenues in 1996 was mainly attributable to shipment of the Company's first product, SmartCenter. Net revenues for the nine month period ended September 30, 1997 were $366,566 compared to $103,910 for the nine month period ended September 30, 1996. The increase in net revenues for the nine month period ended September 30, 1997 was primarily due to revenues generated from sales of the Company's SmartCenter, SmartMonitor and SmartScreen products which were in distribution during the first nine months of 1997 as compared to only the Company's SmartCenter product being sold during the same period of 1996. Hello Direct accounted for 23% of net revenues for the nine month period ended September 30, 1997. The Company accepted in the third quarter of 1997 product returns from certain distributors and customers totaling $134,069. The amount of returns for the quarter was nearly equal to new product revenues for the quarter ended September 30, 1997 and as such the Company recorded net revenues totaling $3,719 for the period.

 Gross Margin

  Cost of sales for the year ended December 31, 1996 was $289,050, while no goods were sold during the year ended December 31, 1995. The low gross margin for the year ended December 31, 1996 was primarily due to discounted or free units offered to customers and prospective customers in order to open new distribution channels as well as costs associated with the initiation of manufacturing and low production volume. Cost of sales for the nine month period ended September 30, 1997 was $262,911 compared to $85,884 for the nine month period ended September 30, 1996. Gross margin for the year ended December 31, 1996 was 24%. Gross margin for the nine month period ended September 30, 1997 was 28% compared to 17% for the nine month period ended September 30, 1996. Although gross margin for the nine month period ended September 30, 1997 was positively impacted by product mix due to the higher margins on the Company's SmartScreen and SmartMonitor products, overall gross margin remained low due to costs associated with the commencement of manufacturing of these products and low production volume.

 Operating Expenses

  Research and Development. Research and development expenses were $1,523,599 for the year ended December 31, 1996 as compared to $1,385,769 for the year ended December 31, 1995. This increase of 10% resulted principally from higher average headcount for the twelve months ended December 31, 1996 relative to the prior year and increased engineering expenses incurred for prototypes and tooling for products under development. Research and development expenses for the nine month period ended September 30, 1997 were $1,082,656 as compared to $1,111,844 for the nine month period ended September 30, 1996. The Company anticipates that research and development expenses may increase slightly in the foreseeable future should the Company expand its existing product line.

  Sales and Marketing. Sales and marketing expenses were $1,120,400 for the year ended December 31, 1996 as compared to $501,580 for the year ended December 31, 1995. This increase of 123% was primarily due to increased expenses related to the marketing and the launch of the Company's first product, SmartCenter, in March 1996 as well as the introduction of its second product, SmartMonitor S-100, at the end of September 1996. Sales and marketing expenses increased 91% during the nine month period ended September 30, 1997 to $1,391,688 as compared to expenses of $727,461 for the nine month period ended September 30, 1996. The increase was primarily due to an increase in personnel and related costs and advertising and marketing efforts to support the Company's expanded product line. The Company anticipates that sales and marketing expenses will continue to grow in future periods should the Company increase marketing activities and efforts to expand distribution of its products.

  General and Administrative. General and administrative expenses were $1,117,974 for the year ended December 31, 1996, as compared to $777,123 for the year ended December 31, 1995. This increase of 44% was primarily due to increased headcount and the higher professional services costs associated with being a public company. General and administrative expenses increased 3% during the nine month period ended September 30, 1997 to $827,511 from $799,572 in the first nine months of 1996. The increase was primarily due to higher headcount and related personnel expenses as well as additional expenses associated with being a public company. The Company anticipates that general and administrative expenses may grow modestly in future periods in the event it is necessary to accommodate expanded operations and to support a growing customer base.

 Other Income (Expense)

  Other income is comprised primarily of interest income on cash balances, which had been nominal until the completion of the Company's initial public offering in August 1996. The net proceeds from the initial public offering earned interest through investment in money market funds. For the year ended December 31, 1996 the Company recognized interest income of $108,774 compared with interest income of $12,850 for the year ended December 31, 1995. This was offset by interest expense of $32,476 for the year ended December 31, 1996 and interest expense of $22,857 for the year ended December 31, 1995. For the nine month period ended September 30, 1997 the Company recognized interest income of $70,731 offset by interest expense of $28,425 as compared with interest and other income of $49,423 offset by interest expense of $28,684 for the same period of the prior year.

 Provision for Income Taxes

  There was no provision for federal or state income taxes for the year ended December 31, 1996 as the Company incurred net operating losses. As a result, the net operating loss carryforwards increased. At December 31, 1996, the Company had federal and state net operating loss carryforwards of approximately $3,800,000 and $3,700,000, respectively. The Company also had federal and state research and development tax credit carryforwards of approximately $80,000 and $50,000, respectively. The net operating loss carryforwards will expire at various dates beginning in 1998 through 2011, if not utilized. Utilization of the net operating losses and credits is subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization. For financial reporting purposes, a valuation allowance of $3,052,000 has been recorded to offset deferred tax assets recognized under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," primarily related to the net operating loss carryforwards.

LIQUIDITY AND CAPITAL RESOURCES

  As of December 31, 1996, the Company had cash of $4,066,825 and working capital of $4,788,146. The Company used cash of $4,142,417 in its operating activities for the year ended December 31, 1996. Principal uses of cash were to fund the Company's net loss and increases in accounts receivable of $327,916 and inventories of $479,060. During 1996, the Company financed its working capital requirements and capital expenditures primarily from the sale of equity securities and convertible debt. The Company received proceeds from the issuance of preferred stock totaling $1,178,657 and convertible loans from Ameritech and 4C Ventures totaling $1,500,000. The $1,500,000 in convertible loans was converted to common stock concurrent with the Company's initial public offering during the quarter ended September 30, 1996. In August 1996, the Company completed an initial public offering of its common stock, which provided the Company with net proceeds of approximately $5,200,000. The Company had cash of $620,855 as of September 30, 1997 and working capital of $1,687,096. The Company used cash of $3,389,724 in its operating activities for the nine month period ended September 30, 1997. During the nine month period ended September 30, 1997, the Company's principal uses of cash were to fund the Company's working capital requirements and an increase in inventory levels. In the absence of receiving the proceeds of this Offering, the Company anticipates that its existing capital resources and cash generated from operations, if any, will be sufficient to meet the Company's cash requirement only through the end of 1997 at its anticipated level of operations.

  The Company expects to incur additional substantial losses at least through the end of calendar year 1998, and possibly longer. The Company's future capital requirements will depend upon numerous factors, including the amount of revenues generated from operations, the cost of the Company's sales and marketing activities and the extent of the Company's research and development activities, none of which can be predicted with certainty. The Company anticipates that the proceeds of this Offering, together with existing capital resources and cash generated from operations, if any, will be sufficient to meet the Company's cash requirements through the end of 1998. However, the Company may seek additional funding during the next 12 months and will likely be required to seek additional funding after such time. There can be no assurance that any additional financing will be available on acceptable terms, or at all, when required by the Company. Moreover, if additional financing is not available, the Company could be required to reduce or suspend its operations, seek an acquisition partner or sell securities on terms that may be highly dilutive or otherwise disadvantageous to investors purchasing the shares of Common Stock offered hereby. The Company has experienced in the past, and may continue to experience, operational difficulties and delays in its product development and marketing activities due to working capital constraints. Any such difficulties or delays could have a material adverse effect on the Company's business, financial condition and results of operations. In February 1997, the Company entered into a $1,500,000 line of credit with Silicon Valley Bank, which is based upon accounts receivable. Subject to meeting certain covenants the Company is entitled to borrow up to 80% of the value of eligible accounts receivable at an interest rate equal to the prime rate plus 1%. This line of credit expires in February 1998. No amounts have been drawn on the line as of September 30, 1997. As of September 30, 1997, the Company did not have any significant commitments for capital or other expenditures.

FUTURE OPERATING RESULTS

  Since its inception in 1993, the Company has incurred significant losses, has had substantial negative cash flow, and has realized limited revenues. At September 30, 1997, the Company had an accumulated deficit of $10,547,163, and had incurred operating losses of $3,198,200 in the nine month period ended September 30, 1997, $3,670,910 for the year ended December 31, 1996 and $2,620,851 in the nine month period ended June 30, 1996. The Company expects to continue to incur substantial operating losses at least through its fiscal year ending December 31, 1998.

  The Company has experienced and expects to continue to experience fluctuations in operating results. In particular, the Company experienced returns nearly equal to revenues for the quarter ending September 30, 1997. The Company believes that the shortfall in net revenues for the third quarter is principally the result of a continued shift in its distribution emphasis from retail distribution channels to telecommunications carriers such as RBOCs and LECs. Fluctuations in operating results may result in volatility in the price of the Company's common stock. Operating results may fluctuate as a result of many factors, including the volume and timing of orders received or product returns, if any, during the period, the timing of commercial introduction of future products and enhancements, competitive products and the impact of price competition on the Company's average selling prices, product announcements by the Company and its competition and the Company's level of research and development and sales and marketing activities. Many of these factors are beyond the Company's control, particularly those related to sales and product returns.

  As a result of slower than anticipated sales growth and the shift in the Company's distribution strategy, the Company's current level of inventory is significantly higher than the current rate of usage or the expected rate of usage of inventory during the next several quarters. If the Company is not successful in establishing relationships with additional RBOCs and LECs or in substantially increasing its sales volume and usage of existing inventory in the near term, it may be required to write-down inventory carrying value by a significant amount. The write-down of inventory carrying values, if significant, would have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company's operating and other expenses are relatively fixed in the short term. As a result, variations in timing of revenues, if any, will cause significant variations in quarterly results of operations. Notwithstanding the difficulty in forecasting future sales, the Company generally must undertake its sales and marketing and research and development activities and other commitments months or years in advance. Accordingly, any shortfall in product revenues, if any, in a given quarter may materially adversely affect the Company's business, financial condition and results of operations due to the inability to adjust expenses during the quarter to match the level of product revenues, if any, for the quarter. In addition, the Company's sales expectations are based entirely on its internal estimates of future demand. Due to these and other factors, the Company believes that quarter to quarter comparisons of its results of operations are not necessarily meaningful, and should not be relied upon as indications of future performance.

                                   BUSINESS

  The following Business section contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

  SoloPoint, Inc. designs, develops and markets innovative and easy-to-use personal communications management products that connect people more effectively. The Company's products are used by residential RBOC and LEC Voice Mail customers, Small Office Home Office professionals and professionals in corporate satellite offices. The Company's products are designed to allow users to balance three important needs of communications dependent individuals: Mobility, the ability to receive critical calls while away from their primary office; Accessibility, the ability to be available on an as-needed basis; and Control, the ability to monitor calls in order to decide, in real time, from whom and when to accept a call.

  The Company currently offers three product lines: SmartScreen, which allows a residential RBOC or LEC Voice Mail customer to locally screen an incoming call and take the call, if desired; SmartMonitor, which allows a mobile professional to remotely monitor and take office calls from a cellular or PCS phone; and SmartCenter, which provides a feature rich call management environment for SOHO professionals and professionals in corporate satellite offices.

INDUSTRY OVERVIEW

  The number of communications-dependent individuals has increased significantly in recent years. These individuals can be categorized into three broad market categories: residential RBOC and LEC Voice Mail customers, mobile professionals, and SOHO professionals and professionals in corporate satellite offices.

 RBOC and LEC Voice Mail Users

  International Data Corporation estimates that as of the end of 1996 there were over 9 million residential RBOC Voice Mail customers in the United States, growing to over 18 million at the end of 2001. RBOC and LEC Voice Mail has several advantages over traditional answering machines, including the ability to take messages when the line is busy, better remote access, enhanced message management capabilities and improved reliability. The Company believes that the three major drawbacks to RBOC and LEC Voice Mail are the inability to screen a call, the lack of a visual message waiting indicator and the inability to share a fax machine on the same line as Voice Mail. If a call has gone to Voice Mail, a subscriber must wait until the caller has left a message, then dial a number, enter an access code, retrieve the message and call back the caller if they choose. The lack of a visual message waiting indicator forces the user to pick up his or her phone and listen for a stutter dial tone to determine if a message has been left. As a result, important calls may be missed and messages are often received later than if the blinking light of a traditional answering machine had been available. The Company believes that the lack of screening and a visual message waiting indicator light are significant factors causing the low penetration and frequent cancellation of Voice Mail service. Finally, the inability to support a fax machine on the same line requires a fax user to add a second line.

  The SoloPoint Solution--SmartScreen

  The Company's SmartScreen product line remedies these deficiencies in RBOC and LEC Voice Mail by providing users with the ability to screen incoming calls, visually determine if there are new messages, and utilize a fax machine on the same line as Voice Mail. SmartScreen connects to a Voice Mail user's telephone line and utilizes RBOC and LEC Three-Way calling service. When a user receives a call, SmartScreen picks up the call and connects the caller to RBOC or LEC Voice Mail. Simultaneously, SmartScreen turns on a built-in speaker so that the user can hear the caller as they leave a message. If the user wishes to talk to the caller, he/she can pick up any phone connected to the line and be immediately connected to the caller. In order to provide a visual message waiting indicator, SmartScreen is designed to work with stutter dial tone ("FSK") signaling provided by the RBOC or LEC. By providing the ability to support a fax machine on the same line, fax users are not forced to pay for a second line.

 Mobile Professionals

  The mobile professional's success is dependent upon the ability to effectively manage business communications in a mobile environment, thereby enabling the user to receive critical calls and be more responsive to customers. Missed calls, delayed responses to messages, or the appearance of an unprofessional image can cause potential customers or clients to take their business elsewhere. A large percentage of these mobile professionals utilize a cellular or PCS phone to stay in touch while out of the office. Because their office number and cellular or PCS number are not connected, phone calls to the office are not immediately received in the field resulting in "phone tag" or missed calls which can result in customer dissatisfaction and lost business.

  The SoloPoint Solution--SmartMonitor

  The SmartMonitor product line enables users to screen incoming office calls from a cellular or PCS phone and connect to those callers the user chooses. When a caller dials the user's office number, SmartMonitor simultaneously rings the user's office telephone and remote cellular or PCS phone. The SmartMonitor M-100 allows users to optionally monitor the call as the caller leaves a message on his/her office answering machine. The Company's upcoming SmartMonitor M-200 is designed to allow a user to monitor a message being left in RBOC or LEC Voice Mail. If the user wants to talk with the caller, he/she can be immediately connected by simply pressing a button on his or her remote cellular or PCS telephone. A key benefit of SmartMonitor is that it enables a user to be more accessible to customers without disclosing their cellular or PCS telephone number. In addition, since the user's office and cellular or PCS telephone rings simultaneously, the user can seamlessly move in and out of their office without having to enable or disable the device or service.

 SOHO Professionals and Professionals in Corporate Satellite Offices

  While many corporations provide a communications infrastructure for their employees that includes, among other things, secretarial and administrative support and computer and telephony services, SOHO professionals and professionals in corporate satellite offices must address their own personal communications management needs. These needs usually include the ability to provide a professional image through an Interactive Voice Response ("IVR") system, the ability to filter and route calls automatically, and the ability to tie all their communications devices and services together to work more efficiently and effectively. These individuals have previously attempted to address these needs through the use of an array of disparate, single function communication devices, such as cellular or PCS phones, pagers, fax machines and e-mail applications, and separate, basic broad-based communications services, such as Voice Mail, Call Forwarding, Caller ID and Three-Way Calling.

  The SoloPoint Solution--SmartCenter

  The Company's SmartCenter C-120 product responds to the needs of SOHO professionals and professionals in corporate satellite offices who require an automated method of ensuring that incoming calls are answered and properly filtered and routed. The C-120 is attached to the professional's main line and functions as an automated receptionist for incoming calls. Incoming calls are answered by the C-120, which plays a greeting and provides the caller with a set of options. These options can include transferring the caller to a particular department, extension or person, providing the caller with pre-recorded information (such as directions to the business), or providing the caller with another set of menu options. The caller responds to the C-120 by pressing the buttons on his touch-tone phone.

  The C-120 was designed to give businesses a robust set of features typically found on more expensive PC-based systems without the complicated installation and configuration procedures typically associated with such systems. The C-120 can answer a business' phone, play a greeting, provide a series of options to the caller, transfer the call to a specified extension and transfer the call to another set of menu options. Other features include multiple greetings for business hours and off business hours, a name directory, and extension dialing. The C-120 also tracks a variety of call statistics, such as number of calls processed at different times of the day. A non-technical user can configure the C-120 by simply responding to the interactive voice prompts, which are imbedded in the system. Although an optional graphical Windows-based PC software program is provided and can assist users in creating more complex procedures for handling calls, it is not required for normal operation of the SmartCenter device. Installation is accomplished by plugging standard telephone lines into the product. The Company believes that the C-120's suggested retail price of under $500 makes it a cost-effective solution to the call-processing needs of small business users.

 STRATEGY

  The Company's objective is to be a leading provider in the emerging personal communications management products market. The Company's strategy for achieving this objective includes the following key elements:

  Leverage Proprietary Technology to Create an Innovative Line of Personal Communications Products

  The Company intends to continue to leverage the proprietary technology incorporated in its initial SmartCenter product to design and bring to market a broad line of personal communications management products designed to meet the needs of a wide range of communications dependent individuals. In accordance with this strategy, the Company has introduced SmartScreen and SmartMonitor, which are substantially based upon the sophisticated technology contained in the SmartCenter product. The Company plans to similarly develop additional personal communications management products which the Company believes will leverage its research and development expenditures, facilitate the establishment of brand name recognition and expand the Company's distribution and marketing capabilities.

  Develop Telephone Company and Related Distribution Channels

  The Company's products are designed to meet the needs of RBOC or LEC customers while utilizing several RBOC and LEC services, such as Voice Mail, Three-Way Calling and Caller ID. In May 1997, the Company entered into a marketing agreement with Pacific Bell and is working to establish OEM or additional marketing agreements with other RBOCs and with LECs so that its products can be bundled with RBOC or LEC services to provide a complete personal communications management solution. In addition, the Company's long term objective is to leverage these relationships to access RBOCs' and LECs' authorized resellers which the Company believes would also be appropriate resellers of its products.

  Establish Strategic Alliances and Business Relationships

  The Company intends to establish additional strategic alliances and business relationships with leading participants in various segments of the communications markets. The Company believes these alliances and relationships, if established, will enable it to take advantage of the superior financial resources, technological capabilities, proprietary positions and market presence of these companies. In accordance with this strategy, the Company has received an equity investment from Ameritech. The Company's objective is to establish a strategic relationship with Ameritech involving marketing, distribution or manufacturing agreements.

SOLOPOINT PRODUCTS

 SmartScreen Family

  SmartScreen S-100: The SmartScreen S-100 was introduced in January 1997, is currently sold by Pacific Bell for $69.95 and is also available through various retail outlets for prices between $99.95 and $119.95. The S-100 enables a residential RBOC or LEC Voice Mail user to screen and manage incoming calls while callers are leaving messages on the user's RBOC or LEC Voice Mail. The user can connect with a caller while he/she is leaving a Voice Mail message at any time during the call. The following table lists the key features of SmartScreen S-100 and the benefits the Company believes they bring to the end customer:

  FEATURE                       DESCRIPTION                   BENEFIT TO CUSTOMER
-----------------------------------------------------------------------------------------
  Voice Mail Screening          Allows a user to screen       Control over who to talk
                                incoming calls on a Voice     with on a call by call
                                Mail enabled line.            basis.

                                                              Identify the caller and the
                                                              purpose of the call before
                                                              picking up the phone.
-----------------------------------------------------------------------------------------
  Anytime Connection with       Allows a user to              Real time connection to
  Caller in Voice Mail          instantaneously connect at    important callers.
                                anytime with a caller while
                                the caller is leaving a
                                message in Voice Mail.
-----------------------------------------------------------------------------------------
  Visual Message Waiting        A red light flashes to        Eliminates need to dial
  Indicator                     indicate new messages in      voice mail to determine if
                                Voice Mail.                   a message has been left.
-----------------------------------------------------------------------------------------
  Voice Mail Fax Switch         Allows an external fax        More effective use of
                                machine to work on a Voice    single telephone line.
                                Mail enabled line.
                                                              Avoids additional cost of a
                                                              second phone line.

  SmartScreen S-150: The SmartScreen S-150 was introduced in May 1997 and currently retails for approximately $119.95. The S-150 is designed to meet the needs of SOHO professionals who have a PC and use RBOC or LEC Voice Mail. The S-150 provides an RS-232 interface to a PC and PC software that integrates Voice Mail, Caller ID and the user's PC. In addition to providing all the features and benefits of the SmartScreen S-100, the SmartScreen S-150 provides the following additional features and the benefits:

  FEATURE                       DESCRIPTION                   BENEFIT TO CUSTOMER
-----------------------------------------------------------------------------------------
  PC Caller ID screen pop       Caller ID information pops    Provides visual information
                                up on the PC screen.          about the person calling
                                                              prior to picking up the
                                                              call.

                                                              Personal call management.
-----------------------------------------------------------------------------------------
  Detailed call logging         Key information for each      Accurate record of call
                                call is saved and can be      activity for billing or
                                stored or exported to other   other purposes.
                                software applications.
-----------------------------------------------------------------------------------------
  TAPI driver                   Sends Caller ID information   Automatic access of
                                to any TAPI compliant         caller's record and
                                database or Personal          information on any TAPI
                                Information Manager (PIM).    compliant software
                                                              application.
-----------------------------------------------------------------------------------------
  Call indicator screen saver   Screen saver indicates        Allows user to ascertain
                                number of new calls.          call status on a PC.

 SmartMonitor Family

  SmartMonitor M-100: The SmartMonitor M-100 was introduced in September 1996 and currently retails for $199.95. The M-100 is designed to meet the needs of mobile professionals who have a direct access office number and an answering machine. The M-100 enables users to screen incoming office calls from either their cellular or PCS telephone. When a caller dials the user's office number, SmartMonitor simultaneously rings the user's office number and cellular or PCS telephone. The user can optionally monitor calls as messages are being left on the user's office answering machine. The user can also elect to instantly connect to callers by simply pushing a button. A key benefit of the M-100 is that it enables users to be more accessible to their customers without disclosing their cellular or PCS numbers or the user's current location. Since the user's office telephone and Cellular or PCS telephone ring simultaneously, the user can answer either telephone without having to disable or enable any of the screening features of the M-100, an advantage over RBOC or LEC Call Forwarding. The following table lists the key features of the SmartMonitor M-100 and the benefits the Company believes they bring to the end customer:

  FEATURE                       DESCRIPTION                   BENEFIT TO CUSTOMER
-----------------------------------------------------------------------------------------
  Remote Monitoring of Office   Allows a user to discretely   Control of inbound cellular
  Calls                         monitor and then optionally   calls.
                                take incoming office calls
                                from either a remote          Reduced "phone tag" with
                                cellular or PCS telephone.    customers.

                                                              Single number access
                                                              (office number).
-----------------------------------------------------------------------------------------
  Simultaneous Ringing of       Rings the user's office       Eliminates needs for the
  Office and Remote Telephone   phone and the remote          user to routinely
                                cellular or direct-dialed     enable/disable unit.
                                land based telephone at the
                                same time.                    Single number access
                                                              (office number).
-----------------------------------------------------------------------------------------
  Remote Programming            Allows the user to remotely   User does not need to
                                change the monitor telephone  return to office to change
                                number.                       monitor telephone number.

  SmartMonitor M-200: The Company commenced commercial shipment of the SmartMonitor M-200 in September 1997 and is planning to retail it for $249.95. The Company expects that this product will be available for customer shipment in the fourth quarter of 1997. The M-200 will be designed to meet the needs of high-end mobile professionals who have a direct access office number and RBOC or LEC Voice Mail or answering machines. When used with RBOC or LEC Voice Mail, the M-200 requires RBOC or LEC Three-Way Calling service. In addition to providing all the features and benefits of the SmartMonitor M-100, the SmartMonitor M-200 provides the following additional features.

  FEATURE                       DESCRIPTION                   BENEFIT TO CUSTOMER
-----------------------------------------------------------------------------------------
  Permits local screening of    Allows a user to discretely   Ultimate control of inbound
  Voice Mail and answering      monitor and then optionally   calls.
  machines                      take incoming office calls
                                from either a cordless or     Gives the customer the
                                stationary telephone.         ability to utilize a
                                                              cordless phone and still
                                                              monitor phone calls.
-----------------------------------------------------------------------------------------
  Return callers to Voice Mail  Allows a user to send a       Maximize call management.
  after talking with them       caller back into Voice Mail
                                after talking with them.      Voice Mail records
                                                              information when you are
                                                              busy.
-----------------------------------------------------------------------------------------
  Voice prompted set up menus   Natural human voice menuing   Simplifies setup.
                                system for setup and
                                configuration.                Simplifies normal
                                                              interactions.
-----------------------------------------------------------------------------------------
  Pause and special character   Allows the user to enter      Supports centralized
  dialing                       pauses and special            corporate Voice Mail
                                characters into the dialing   configurations.
                                string.
                                                              Supports Credit Card and
                                                              other forms of call
                                                              payment.

                                                              Supports consolidation of
                                                              messages into cellular
                                                              Voice Mail systems.
-----------------------------------------------------------------------------------------
  Supports both RBOC and LEC    Allows a user to use Voice    Works with customers'
  Voice Mail or answering       Mail or an answering machine  existing answering machine
  machine                       as their messaging solution.  or RBOC and LEC Voice Mail.

 SmartCenter Family

  The SmartCenter C-120 is the successor to the SmartCenter C-100, which the Company introduced in March 1996. The C-120 currently retails for $495 per unit and is a complete, multifunction, communications management platform designed to meet the needs of mobile, communications-dependent SOHO individuals. The SmartCenter C-120 is an integrated communications management hardware device that fits under a telephone, connects to two analog telephone lines and provides four general purpose extensions for connecting personal office telephone equipment. The core building block of the C-120 is its efficient, feature rich, analog switching matrix, which provides many of the PBX-like functions of larger, more expensive switches. The configuration and management of the C-120 can be accomplished through either the convenience of a voice-prompted, touch-tone menuing interface or a graphical configuration software application running on a PC that can be connected to the C-120's serial interface. The C-120 can route, filter, prioritize and manage both incoming and outgoing calls through the use of its proprietary technology.

  The SmartCenter C-120 supports a number of features that provide a complete personal communications management system for mobile, communications-dependent individuals. These features are entirely dependent upon the Bellcore Specifications. The following table lists the key features of the SmartCenter C-120 and the benefits the Company believes they bring to the end customer:

  The SmartCenter C-120 can be configured and managed through a customized, voice-prompted touch-tone menuing interface, either remotely or locally, or through SmartStart, the C-120's graphical configuration software application. Most basic features of the C-120 can be configured through voice-prompted touch-tone sequences, either from a local extension telephone or a remote telephone. Callers dialing in are required to enter a PIN to access the configuration menus, thus ensuring a secure communications environment. SmartStart, a graphical user interface, can be used to configure and manage the SmartCenter C-120. SmartStart is a full 32-bit Windows-based software application that can run under Windows 95, Windows NT and Windows 3.11 (with 32-bit extensions). With SmartStart, the user can configure any number of "call handlers" and store them on a PC. A call handler is a set of instructions that directs the SmartCenter C-120 on how to handle an incoming call. Call handlers are created "visually" through the use of a call handler template editor. Once handlers are configured and downloaded, the SmartStart application can be terminated and the PC disconnected from the SmartCenter C-120.

  FEATURE                       DESCRIPTION                   BENEFIT TO CUSTOMER
-----------------------------------------------------------------------------------------
  Remote Monitoring             Allows a user to discreetly   Control of inbound cellular
                                monitor and then optionally   calls.
                                take an incoming office
                                calls from either a remote    Reduced "phone tag" with
                                cellular or direct-dial land  customers.
                                based telephone.
                                                              Single number access
                                                              (office number).
-----------------------------------------------------------------------------------------
  Local Monitoring              Allows a user to locally      Caller identification for
                                screen undetected incoming    better control of calls.
                                calls on a telephone line
                                utilizing RBOC Voice Mail
                                services.
-----------------------------------------------------------------------------------------
  Auto Attendant Menuing        Allows a user to present a    More professional image.
                                customized, voice-prompted
                                menu to a caller who can      More effective handling of
                                then direct the call to an    calls.
                                answering machine, Voice
                                Mail, pager, extension, fax   Improved ability to find
                                machine, or other remote      the customer.
                                telephone number.
-----------------------------------------------------------------------------------------
  Direct Routing                Allows a user to              Single number access.
                                specifically define where to
                                route a specific incoming     More convenient for caller.
                                call. Routing can be
                                determined based on Caller    Improved ability to have
                                ID, distinctive ring,         phone calls follow the
                                fax/voice type, time of day,  customer.
                                or day of week.
-----------------------------------------------------------------------------------------
  Fax Routing                   Allows a user to receive and  Better utilization of
                                transmit faxes from either    telephone lines.
                                telephone line, re-route
                                incoming faxes to a remote    Single number fax access.
                                fax machine automatically,
                                and prevents accidental fax   More reliable fax
                                interruption if an extension  reception.
                                is picked up.

CORE TECHNOLOGY

  The Company has developed a number of technology building blocks which the Company believes enables it to relatively quickly and efficiently develop new hardware and software personal communications management products. The Company's most important hardware building block is the low cost, highly flexible analog-switching core. In addition to implementing the basic PBX-like switching function, this circuit implements additional higher level PBX features such as DTMF detection/generation, silence detect, full/half duplex separation and call progress monitoring. Another key hardware building block is the automatic gain recovery circuitry, used to dynamically control the voice quality and volume between two central office lines that are connected together in either a half duplex or full duplex manner. The Company believes that this circuit significantly reduces any line loss, which might result in poor signal quality upon the connection of the two central office lines. The Company believes that the nature of its core technology will enable it to implement its strategy of developing a broad line of personal communications management products.

  The Company has a library of telephony-based software algorithms and Application Programming Interfaces ("APIs") which provide the basis of all the features in SmartCenter, SmartMonitor and SmartScreen. These algorithms and APIs work in conjunction with the hardware to provide unique functionality.

SALES AND MARKETING

  Since March 1996, the Company has introduced three product lines that are designed to address specific market segments and customers. The Company's products are sold to residential RBOC and LEC Voice Mail customers, mobile professionals and SOHO professionals and professionals in corporate satellite offices. The Company has identified distribution channels for each of these product lines and intends to market to these channels accordingly.

  The Company's SmartScreen product line is targeted at residential RBOC and LEC Voice Mail customers. The Company believes that the primary channels of distribution for the SmartScreen family are RBOCs and LECs. The Company's strategy is to encourage these telephone companies to co-brand, market and sell SmartScreen products to Voice Mail subscribers at discounted prices and/or on favorable terms to enhance the benefits of RBOC and LEC Voice Mail in order to retain existing subscribers or acquire new subscribers. In May 1997, the Company entered into a marketing agreement with Pacific Bell to market a co-branded version of the S-100 to Pacific Bell's residential Voice Mail customers. The Company believes that its current relationship with Pacific Bell and the future relationships with the other RBOCs and LECs which it intends to establish in connection with marketing the SmartScreen S-100 product will aid it in developing the telephone companies as a distribution channel for its other products, the SmartCenter C-120 and the SmartMonitor M-100.

  The Company's SmartMonitor product line is targeted at mobile professionals. The SmartMonitor M-100 is designed for mobile professionals who use answering machines and the SmartMonitor M-200 is designed for mobile professionals who use RBOC or LEC Voice Mail. The M-200 is expected to be available for customer shipment in the fourth quarter of 1997. The Company believes that the primary channel of distribution for the M-100 is the network of retailers, dealers and distributors currently marketing cellular and PCS telephones and the primary channels of distribution for the M-200 are RBOCs and LECs. Because mobile professionals use cellular and PCS telephones and pagers, the Company also intends to pursue relationships with the wireless operations of RBOCs and LECs.

  The Company's SmartCenter product line is targeted at SOHO professionals and professionals in corporate satellite offices that need to be integrated into the corporate communications infrastructure. The Company believes the primary sales distribution channel for the C-120 targeted at SOHO professionals is office supply retailers. In November 1996, the Company received an initial stocking order from Office Depot. The Company believes the primary sales channel for the C-120 targeted at corporate satellite offices is direct from the Company or through VARs. Accordingly, the Company plans to spend a portion of the proceeds of this Offering to develop a direct corporate sales force and VAR sales and support programs.

  In addition to the foregoing targeted distributed channels, in order to make its products more widely available to end-users the Company also markets its products through catalogs targeted at telephony customers, such as Hello Direct.

MANUFACTURING

  The Company's manufacturing operations consist of final integration and test of its products at the Company's facilities, in order to maintain overall product quality. The Company subcontracts the manufacture of all of the subassemblies of SmartCenter on a sole source basis offshore to CT Continental (for circuit board fabrication) and Wellex Corporation (for circuit board assembly). The Company subcontracts the manufacture of the subassemblies of SmartMonitor on a sole source basis to Wellex Corporation (for circuit board assembly) and AC International, Inc. (for circuit board fabrication). The Company is currently subcontracting the subassemblies of SmartScreen on a sole source basis to CT Continental offshore. The Company believes that there are alternative contract manufacturers which could produce such subassemblies, but it is not currently pursuing agreements or understandings with such alternative sources. To date, the contract manufacturers have not been required to assemble and deliver material quantities of subassemblies of any of the Company's current products. Sole source integrated circuit suppliers include but are not limited to Motorola, Inc., Texas Instruments, National Semiconductor Corporation, Exar Corporation and DSP Technology, Inc. There can be no assurance that such contract manufacturers or sole source integrated circuit suppliers will be able to supply the Company with sufficient quantities of subassemblies or components in a timely manner. If a contract manufacturer or sole source supplier were unable to assemble or deliver the Company's subassemblies or components in a timely manner, for any reason, the Company's business, financial condition and results of operations would be materially adversely affected. In the event of a reduction or interruption of supply to the Company of such subassemblies or components, it could take a significant period of time for the Company to qualify alternative suppliers, redesign the product as necessary and commence manufacturing. The Company's inability to obtain sufficient quantities of subassemblies or sole or limited source components in the future or to develop alternative sources in the future, could result in delays in product introductions or shipments, which could have a material adverse effect on the Company's business, financial condition and results of operations.

RESEARCH AND DEVELOPMENT

  Since its inception, the Company has made a substantial investment of approximately $4,400,000 as of September 30, 1997 in the research and development of its core technology. This investment has resulted in the modular hardware and software technology which the Company has utilized in its three product lines: SmartCenter, SmartMonitor and SmartScreen. The Company intends to continue to leverage this core technology to develop additional products to broaden its product line. While the Company believes that its future success, if any, will depend in large part on its ability to develop additional products that meet the unique needs of each RBOC or LEC, the Company expects to continue to derive substantially all of its revenues, if any, over the next 12 months from the sale of its existing products. As of September 30, 1997, the Company's product development staff consisted of four engineers. The Company also utilizes consultants on a project basis from time to time. The Company's total expenses for research and development for the years ended December 31, 1995 and 1996 and for the period from inception to December 31, 1996 were $1,385,769, $1,523,599 and $3,353,717, respectively.

COMPETITION

  The market for communications products is highly competitive and characterized by rapid technological change, frequent new product introductions, short product life cycles, evolving industry standards and significant price erosion over the life of a product. The Company believes that the principal competitive factors affecting this market include product features, compatibility with a wide variety of switching configurations, price, ease of use, quality, customer service and support, as well as company and product reputation. Within specific ranges of functionality, the Company experiences and expects to continue to experience competition from many sources, including but not limited to: (i) companies that provide communications management services, such as Priority Call Management, Inc., Wildfire Communications, MCI, AccessLine Technologies, Inc. and RBOCs such as

Ameritech Corporation and U.S. West; (ii) companies that directly provide personal communications management products, such as Bogen Communications, Inc., Beond Communications, Centrepoint s/w Technologies, Incorporated, Datacom, Jetstream Communications, Inc. and Notify Corporation; and (iii) large consumer electronics companies that offer telephony products, such as enhanced answering machines, including AT&T Corporation, Sony Corporation, Panasonic Company and others. The Company believes that there will be intense competition between companies that provide communications management services, such as RBOCs, and companies that directly provide communications management products.

  Most of the Company's present and potential competitors have substantially greater financial, marketing, technical and other resources than the Company. Furthermore, the Company also expects to compete with companies that have substantial manufacturing, marketing and distribution capabilities, areas in which the Company has limited or no experience. Increased competition, direct and indirect, could materially adversely affect the Company's revenues and profitability through pricing pressure and loss of market share. There can be no assurance that the Company will be able to compete successfully against existing and new competitors as the market evolves and the level of competition increases. The failure to compete successfully against existing and new competitors would have a material adverse effect upon the Company's business, financial condition and results of operations.

  Current and potential competitors have established and may establish cooperative relationships with third parties to increase the ability of their products to address the needs of the Company's prospective customers. To the extent such third parties enter into such relationships with competitors of the Company, such third parties are likely to be unable or unwilling to enter into similar relationships with the Company. It is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. As a result, such competitors may be able to respond more quickly to new or emerging technologies and to changes in customer requirements or to devote greater resources to the development, promotion and sales of their products than can the Company. There can be no assurance that these competitive pressures will not materially adversely affect the Company's business, financial condition and results of operations.

INTELLECTUAL PROPERTY RIGHTS

  The Company relies upon a combination of patents, trademarks and non-disclosure agreements in order to establish and protect its proprietary rights. The Company has filed applications for certain patents covering its current products and intends to continue to file applications, as appropriate, for any of the Company's future products. There can be no assurance that patents will issue from any of its pending applications or, if patents do issue, that the claims allowed will be sufficiently broad to protect the Company's technology. In addition, there can be no assurance that any patents issued to the Company will not be challenged, invalidated or circumvented, or that the right granted thereunder will provide proprietary protection to the Company. Since United States patent applications are maintained in secrecy until patents issue and since the publication of inventions in technical or patent literature tend to lag behind such inventions by several months, the Company cannot be certain that it was the first creator of inventions covered by its pending patent applications, that it was the first to file patent applications for such inventions or that the Company is not infringing on the patents of others.

  The Company has in the past and intends in the future to trademark some of its proprietary product names and logos and claims copyright protection for its proprietary software. There can be no assurance that the Company can obtain additional trademarks or that any copyright protection will be adequate. Litigation may be necessary to enforce the Company's patents, if issued, trademarks, copyrights or other intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, financial condition and results of operations regardless of the final outcome of such litigation. Despite the Company's efforts to safeguard and maintain its proprietary rights, there can be no assurance that the Company will be successful in doing so or that the Company's competitors will not independently develop or patent technologies that are substantially equivalent or superior to the Company's technologies. In addition, the laws of certain foreign countries do not protect the Company's intellectual property rights to the same extent, as do the laws of the United States. Although the Company continues to implement protective measures and intends to defend its proprietary rights vigorously, there can be no assurance that these efforts will be successful. In the absence of effective protection of its intellectual property, there can be no assurance that third parties will not develop and market copies of the Company's products.

  The Company has received a letter from a third party asserting certain patents for various telephone call processing products and seeking to enter into licensing agreements with the Company with respect to such patents. The Company is currently reviewing this matter to determine the need for any such licensing agreements. There can be no assurance that the Company will not be obligated to defend itself in court against allegations of infringement of third-party patents or that the Company would prevail in any such litigation seeking either damages or an injunction against the sale of the Company's products. An adverse outcome in such a suit could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from third parties or require the Company to cease using such technology.

PERSONNEL

  As of September 30, 1997, the Company employed 14 people on a full-time basis. Of these, five were responsible for research and development, three were in customer support and quality assurance, two were responsible for sales and marketing, three were responsible for finance and administration, and one was responsible for operations. The Company also utilizes consultants and part time employees to fulfill certain projects in the area of engineering, manufacturing and corporate marketing. A union does not represent the Company's employees and the Company considers its relationship with its employees to be good.

PROPERTY

  The Company leases approximately 8,200 square feet in a facility in Los Gatos, California. The facility is subject to a lease, which expires in September 1998 and is renewable at the Company's option for one additional year. The current monthly rent is approximately $7,442. The Company believes that its current facilities are sufficient to meet its needs for the foreseeable future.

LITIGATION

  The Company is not a party to any material legal proceedings.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The executive officers and directors of the Company and their ages are as follows:

NAME                         AGE                     POSITION
----                         ---                     --------
Charlie Bass(1).............  55 Chairman of the Board of Directors
Edward M. Esber, Jr.........  45 President, Chief Executive Officer and Director
Arthur G. Chang.............  38 Chief Operating Officer and Vice President of
                                 Research and Development
Ronald J. Tchorzewski.......  47 Chief Financial Officer and Vice President of
                                 Finance
Donald Nanneman.............  43 Vice President of Product Marketing
Patrick Grady(2)............  30 Director
Giuliano Raviola(1).........  64 Director
Charles Ross(2).............  32 Director

--------
(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.

  Charlie Bass has served as Director and Chairman of the Board since he co-founded the Company in March 1993. Dr. Bass served as Chief Executive Officer of the Company from March 1995 until October 1995. Dr. Bass is the general partner of Bass Associates, a venture capital firm and has served in that capacity since September 1989. Dr. Bass also currently serves as a Director of Meridian Data, Inc., and Socket Communications, Inc. Dr. Bass is also a consulting professor of electrical engineering at Stanford University. Dr. Bass holds a Ph.D. in electrical engineering from the University of Hawaii.

  Edward M. Esber, Jr. joined the Company as President, Chief Executive Officer, and Director in October 1995 and assumed the position of Chief Financial Officer for the period from May 1996 to July 1997. From May 1994 to June 1995, Mr. Esber was Chairman, Chief Executive Officer and President of Creative Insights, Inc., a computer toys company. From May 1993 to June 1994, Mr. Esber was President and Chief Operating Officer of Creative Labs, Inc., the US subsidiary of Creative Technology Ltd. From 1985 to 1990, Mr. Esber was Chairman, President, Chief Executive Officer and Director of Ashton-Tate, a database software company and maker of dBase. Mr. Esber has served as a director of Quantum Corp. since 1988, Borealis Technology Corporation since 1996 and Integrated Circuit Systems Technology since 1997. Mr. Esber holds a bachelor's degree in computer engineering from Case Western Reserve University, a master's degree in electrical engineering from Syracuse University and a M.B.A. in general management from Harvard Business School.

  Arthur G. Chang joined the Company as Chief Operating Officer and Vice President of Research and Development in February 1996. From November 1993 to April 1995, Mr. Chang was Chairman, President, Chief Executive Officer and Director of CommVision Corporation, a wide area remote access company. From February 1988 to April 1993, Mr. Chang was co-founder and Senior Vice President of Product Development and Product Marketing for Parallan Computer, Inc. (now Meridian Data, Inc.), a company that made fault-tolerant superservers for PC networks. Mr. Chang holds a bachelor's degree in electrical engineering from Northwestern University and a master's degree in electrical engineering and computer science from the University of California in Berkeley.

  Ronald J. Tchorzewski joined the Company in October 1996 as Vice President of Finance and was elected Chief Financial Officer in July 1997. From July 1996 to October 1996, Mr. Tchorzewski was an independent consultant. From September 1993 to July 1996, Mr. Tchorzewski served as Chief Financial Officer of ULTRADATA Corporation. From July 1987 to September 1993, Mr. Tchorzewski held various positions with Cadence Design Systems, Inc., most recently as Vice President and Corporate Controller. Mr. Tchorzewski holds a bachelor's degree in accounting from Seton Hall University and a master's degree in finance from Seton Hall University.

  Donald Nanneman joined the Company in January 1997 as Vice President of Marketing. From March 1992 to December 1996, Mr. Nanneman was Group Marketing Manager at Octel Communications. Prior to joining Octel, Mr. Nanneman was Vice President of Sales and Marketing for MediaWorks, a workgroup software publisher. Prior to MediaWorks, Mr. Nanneman held marketing management positions with Apple Computer, Britton Lee and other technology companies.

  Patrick Grady has served as a Director of the Company since July 1996. Mr. Grady has been a Managing Director, Venture Capital for H.J. Meyers & Co., Inc., an investment bank, since March 1996. From June 1993 to March 1996 Mr. Grady was Senior Vice President of Corporate Finance at H.J. Meyers & Co., Inc. From March 1991 to May 1993, Mr. Grady was Vice President of Corporate Finance at Josephthal Lyon & Ross, an investment bank. Mr. Grady also currently serves as a Director of Deltapoint, Inc., and Borealis Technology Corporation. Mr. Grady attended Pace University in New York. Mr. Grady was nominated by the Underwriter to serve on the Board of Directors.

  Giuliano Raviola has served as a Director of the Company since September 1996. Mr. Raviola has been a Managing Director of the corporate general partner of 4C Ventures, L.P., a Venture Capital limited partnership, since March 1995. From January 1993 to February 1995, Mr. Raviola was self-employed as an independent consultant. From January 1991 to December 1992, Mr. Raviola was President of Olivetti ATC Inc., a developer of computers and information systems. From September 1990 to December 1992, Mr. Raviola was President of International Technology Ventures, Inc., a venture capital firm. Mr. Raviola also currently serves as director of several private companies. Mr. Raviola holds degrees in engineering from Politecnico in Turin, Italy, and from Columbia University in New York. Mr. Raviola was nominated by 4C Ventures to serve on the Board of Directors.

  Charles Ross has served as a Director of the Company since September 1996. Mr. Ross has been a Director of Venture Capital for Ameritech Development Corporation, a subsidiary of Ameritech Corporation, since May 1993. From May 1992 to May 1993, Mr. Ross was a Manager of General Electric Medical Systems, a manufacturer of diagnostic imaging systems. Mr. Ross holds a bachelor's degree in Electrical Engineering from Marquette University and a M.B.A. from Indiana University. Mr. Ross was nominated by Ameritech to serve on the Board of Directors.

  The Company currently has authorized five directors. All directors are elected to hold office until the next annual meeting of shareholders of the Company and until their successors have been elected. Officers are elected by and serve at the discretion of the Board of Directors. The Company has granted to each of 4C Ventures, L.P. ("4C Ventures") and Ameritech the right to nominate one member of the Board of Directors so long as they respectively own more then 3% of the outstanding Common Stock of the Company. Certain principal shareholders of the Company have agreed to vote in favor of such nominees. Additionally, H.J. Meyers & Co., Inc. has the right to nominate one member of the Board of Directors. See "Principal Shareholders" and "Underwriting."

FAMILY RELATIONSHIPS

  There are no family relationships among any of the directors or executive officers.

COMPENSATION OF DIRECTORS

  The Company's directors do not currently receive any cash compensation for service on the Board of Directors, but directors may be reimbursed for reasonable expenses incurred in connection with attendance at Board and committee meetings. The Company has, however, recently initiated a policy of providing directors with an automatic grant of an option to purchase 12,000 shares of Common Stock of the Company each year on the day immediately following the annual shareholders' meeting of the Company. In July 1997 the Company granted options exercisable for 12,000 shares of Common Stock to each of Directors Bass, Raviola, Grady and Ross or their affiliates.

EMPLOYMENT AGREEMENTS

  In October 1995, The Company entered into an employment agreement with Edward M. Esber, Jr., President and Chief Executive Officer of the Company. Pursuant to such agreement, Mr. Esber received an annual base salary of $180,000 plus a performance bonus of up to $45,000 for 1996. Mr. Esber's base salary for 1997 remains at $180,000. Also pursuant to such agreement, Mr. Esber received a right to purchase 140,000 shares of Common Stock. If Mr. Esber's employment is involuntarily terminated without cause prior to November 1, 1999, Mr. Esber will continue to receive his base salary and benefits for a period of six months from the date of termination. See "Certain Relationships and Related Transactions."

  In February 1996, the Company entered into an employment agreement with Arthur G. Chang, the Chief Operating Officer of the Company. Pursuant to such agreement, Mr. Chang received an annual salary of $85,000. In July 1996, Mr. Chang's annual salary was increased to $132,000. Mr. Chang's base salary was increased to $156,000 in March 1997. Also pursuant to such agreement, Mr. Chang received the right to purchase 75,000 shares of Common Stock. See "Certain Relationships and Related Transactions."

  The Company currently has no other compensatory plan or arrangement with any of the Named Officers where the amounts to be paid exceed $100,000 and which are activated upon resignation, termination or retirement of any such executive officer upon a change in control of the Company.

EXECUTIVE COMPENSATION

  Summary Compensation Table. The following table sets forth the compensation paid by the Company to the Chief Executive Officer and each of the other executive officers of the Company whose total salary and bonus for fiscal year 1996 exceeded $100,000 (collectively the "Named Officers").

                                                             LONG-TERM
                               ANNUAL COMPENSATION          COMPENSATION
                          ------------------------------   --------------
   NAME OF PRINCIPAL                                                         ALL OTHER
        POSITION          FISCAL YEAR SALARY($) BONUS($)   OPTIONS/SARS # COMPENSATION($)
   -----------------      ----------- --------- --------   -------------- ---------------
Edward M. Esber, Jr.(1).     1995     $ 32,637   $   --          --           $1,124(3)
 Chief Executive             1996      180,000   45,000(2)       --            4,496(3)
 Officer, President and
 Director
Arthur G. Chang (4).....     1996      104,583       --          --            4,197(3)
 Chief Operating Officer

--------
(1) Mr. Esber joined the Company in October 1995.
(2) Represents bonus earned by the Named Officer based upon his performance in the year noted but credited in the subsequent year against the Named Officer's indebtedness to the Company. See "Certain Relationships and Related Transactions."
(3) Consists of life and health insurance premiums paid by the Company.
(4) Mr. Chang joined the Company in February 1996. As of December 31, 1996, Mr. Chang earned an annualized salary of $132,000.

  During the fiscal year ended December 31, 1996, there were no grants of stock options to, nor any exercise of stock options by the Named Officers.

BENEFIT PLANS

  Amended and Restated 1993 Incentive Stock Plan. The Company has reserved an aggregate of 897,000 shares of Common Stock for issuance under its Amended and Restated 1993 Incentive Stock Plan (the "Stock Plan"). The Stock Plan was originally adopted by the Board of Directors in March 1993. The plan was amended and restated by the Board of Directors in April 1997 and approved by the shareholders in May 1997. As of September 30, 1997, options to purchase a total of 28,906 shares (net of cancellations) had been exercised, options to purchase a total of 298,838 were outstanding, stock grants totaling 93,314 had been made, and 475,942 shares remained available for future grants. The Stock Plan will be in effect for a term of ten years unless terminated earlier. The Stock Plan provides for grants of incentive stock options, nonstatutory stock options, and stock purchase rights to employees (including employees who are officers) of the Company and its subsidiaries and grants of nonstatutory stock options to non-employee directors of the Company; provided however, that no employee may be granted options or stock purchase rights to purchase more than 75,000 shares in any one fiscal year. The Plan also provides for grants of nonstatutory stock options and stock purchase rights to consultants. The Stock Plan may be administered by the Board of Directors or by a committee appointed by the Board (the "Administrator"), in a manner that satisfies the legal requirements relating to the administration of stock plans and issuance of shares under all applicable laws. The Stock Plan is currently administered by the Board of Directors.

  The exercise price of options granted under the Stock Plan is determined by the Administrator. With respect to incentive stock options granted under the Stock Plan, the exercise price must be at least equal to the fair market value per share of Common Stock on the date of grant, and the exercise price of any incentive stock option granted to a participant who owns more than 10% of the voting power of all classes of the Company's outstanding capital stock must be equal to at least 110% of the fair market value of the Common Stock on the date of grant. The maximum term of an incentive stock option granted under the Stock Plan may not exceed ten years from the date of grant (five years in the case of a participant who owns more than 10% of the voting power of all classes of the Company's outstanding capital stock). The term of a nonstatutory stock option is determined by the Administrator. In the event of termination of an optionee's employment or consulting arrangement, options may only be exercised, to the extent vested as of the date of termination, for a period specified in the notice of grant. If the notice of grant does not specify the period for exercise, the optionee will have three months following the date of termination. Options and stock purchase rights may not be sold or transferred other than by will or the laws of descent and distribution, and may be exercised during the life of the optionee only by the optionee.

  A stock purchase right allows an employee or consultant to purchase shares of the Company's Common Stock pursuant to a restricted stock agreement. Unless otherwise determined by the Administrator, the restricted stock purchase agreement gives the Company an option, exercisable upon termination of the purchaser's employment for any reason including death or disability, to repurchase the shares at the original price paid by the purchaser. Such repurchase option lapses at a rate determined by the Administrator.

  In the event of a merger or sale of substantially all of the Company's assets, all outstanding options and stock purchase rights may be assumed or an equivalent option or stock purchase right substituted by the successor corporation or its parent or subsidiary. In the absence of such assumption or substitution, all options and stock purchase rights will become fully exercisable and vested. Any options and stock purchase rights not assumed or substituted for will terminate thirty days after the Administrator gives notice.

  The Board has the right to amend or terminate the Stock Plan, provided that no such action may impair the rights of any optionee without the written consent of any such optionee, and provided further that certain amendments are by law subject to shareholder approval. The Stock Plan will terminate in 2003 unless terminated sooner by the Board.

  The 401(k) Plan. The Company adopted a 401(k) savings plan (the "401(k) Plan") effective in January 1995. In January 1997, the Company adopted a restated 401(k) Plan, effective as of January 1, 1996. Eligible employees who have attained age 18 may participate in the 401(k) Plan. Participants in the 401(k) Plan may defer compensation in an amount not in excess of the annual statutory limit ($9,500) in 1997. The Company may make matching contributions in the amount determined annually by the Board of Directors. All contributions are credited to separate accounts maintained in trust for each participant and are invested, at the participant's direction, in one or more of the investment funds made available under the 401(k) Plan. Matching contributions, if any, vest over a six-year period. The 401(k) Plan is intended to qualify under
Section 401 and 501 of the Internal Revenue Code so that contributions to the 401(k) Plan and income earned on the plan contributions are not taxable to employees until withdrawn and so that the contributions will be deductible by the Company when made. There were no contributions made by the Company for the year ended December 31, 1996.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS

  The Company's Amended and Restated Articles of Incorporation provide that to the fullest extent permitted by the California Business Corporation Act, the Company's Directors will not be liable for monetary damages to the Company or its shareholders. The Company's Bylaws provide that the Company will indemnify its directors and, by action of the Board of Directors, may indemnify its officers, employees and other agents of the Company to the fullest extent permitted by applicable law, except for any legal proceeding that is initiated by such Directors, officers, employees or agents without authorization from the Board of Directors. The Company has entered into indemnification agreements with its officers and Directors containing provisions which require the Company, among other things, to indemnify the officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expense incurred as a result of any proceeding against them as to which they could be indemnified.

  At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company in which indemnification would be required or permitted. The Company is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Since the Company's inception in March 1993, the Company issued, in private placement transactions (collectively, the "Private Placement Transactions"), shares of Preferred Stock and warrants to purchase Preferred Stock as follows: an aggregate of 25,013 shares of Series A-1 Preferred Stock at $10.00 per share in January 1994; an aggregate of 7,500 shares of Series A-1 Preferred Stock was exchanged for 300,000 shares of Common Stock in a recapitalization in January, 1994 (the Company received no cash as a result of this recapitalization); an aggregate of 79,527 shares of Series A-2 Preferred Stock at $3.50 per share and warrants to purchase 8,570 shares of Series A-2 Preferred Stock at $3.50 per share in May 1994; an aggregate of 143,750 shares of Series A-3 Preferred Stock at $4.00 per share in July and August 1994; an aggregate of 100,795 shares of Series A-4 Preferred Stock at $4.50 per share in December 1994 and January 1995; an aggregate of 154,000 shares of Series A-5 Preferred Stock at $5.00 per share in March and April 1995; an aggregate of 85,000 shares of Series A-6 Preferred Stock at $6.00 per share in June 1995; warrants to purchase an aggregate of 57,320 shares of Series A-7 Preferred Stock at $5.00 per share in September and October 1995; an aggregate of 532,853 shares of Series A-7 Preferred Stock and warrants to purchase 186,950 shares of Series A-7 Preferred Stock at $5.00 per share in February and March 1996, in exchange for cash of $1,200,500 and cancellation of $1,433,000 of convertible notes payable plus $30,770 of accrued interest. Investors purchasing Series A-7 Preferred Stock for cash were issued a warrant to purchase 50% of the number of shares they purchased resulting in the issuance of warrants for 120,050 shares of Series A-7 Preferred Stock at an exercise price of $5.00 per share. Holders of convertible notes payable who converted their notes into Series A-7 Preferred Stock and purchased shares of Series A-7 Preferred Stock for cash as requested by the Company, were issued additional warrants to purchase the number of shares of Series A-7 Preferred Stock that, when combined with the warrants previously issued in connection with the convertible promissory notes, equaled 50% of the number of shares of Series A-7 Preferred Stock purchased in the financing by cash or cancellation of indebtedness. This resulted in the issuance of warrants to purchase an additional 66,900 shares of Series A-7 Preferred Stock at $5.00 per share. As part of the Series A-7 financing, approximately 76,667 shares of Series A-6 Preferred Stock were converted into 92,000 shares of Series A-7 Preferred Stock. Additionally, after the closing of the Series A-7 financing, a consultant of the Company was issued 8,004 shares of Series A-7 Preferred Stock in exchange for services rendered to the Company.

  Participants in the Private Placement Transactions included the following directors, executive officers and holders of more than 5% of the outstanding shares of Common Stock:

                                                WARRANTS FOR                                             WARRANTS FOR
                          SERIES A-1 SERIES A-2  SERIES A-2  SERIES A-3 SERIES A-4 SERIES A-5 SERIES A-7  SERIES A-7
                          PREFERRED  PREFERRED   PREFERRED   PREFERRED  PREFERRED  PREFERRED  PREFERRED   PREFERRED
        INVESTOR            STOCK      STOCK       STOCK       STOCK      STOCK      STOCK      STOCK       STOCK
        --------          ---------- ---------- ------------ ---------- ---------- ---------- ---------- ------------
Bass Associates.........    27,500     14,521      2,428       12,500     14,210     10,000     66,774      28,200
Ameritech Development
 Corporation............                                                                       104,119      16,000
Hambrecht & Quist Group.                                                             35,000     24,624      12,200
H&Q: London Ventures....                                                             35,000     21,974      10,900
Charles Simony..........                                                                        71,166      35,000
New Jersey Wolfson
 Trust..................                                                                        68,790      33,800
J.F. Shea Co., Inc......                                                                       100,748      50,000

  Upon the closing of the Company's initial public offering on August 6, 1996, all outstanding shares of Preferred Stock automatically converted into an aggregate of 1,148,442 shares of Common Stock and all warrants to purchase Preferred Stock became exercisable for an equivalent number of shares of Common Stock at an identical per share exercise price.

  In February 1996, Edward M. Esber, Jr., Chief Executive Officer, President, Director, and the Company, entered into a Restricted Stock Purchase Agreement pursuant to which Mr. Esber bought 140,000 shares of the Company's Common Stock, at a price of $0.50 per share. These shares are subject to repurchase by the Company, at the original $0.50 purchase price per share, upon Mr. Esber's cessation of service prior to vesting in those shares. In conjunction with the share purchase, the Company loaned $70,000 to Mr. Esber pursuant to a promissory note secured by the 140,000 shares of restricted Common Stock purchased by Mr. Esber. As of June 30, 1997, Mr. Esber still owes approximately $3,400 on this promissory note. Mr. Esber serves pursuant to an employment agreement under which he is entitled to severance payments. See "Principal Shareholders" and "Executive Compensation."

  In February 1996, Bass Associates and the Company entered into a Restricted Stock Purchase Agreement pursuant to which Bass Associates bought 11,000 shares of the Company's Common Stock, at a price of $0.50 per share. Charlie Bass, the Chairman of the Board of Directors, is the General Partner of Bass Associates. These shares are subject to repurchase by the Company, at the original $0.50 price per share, upon Dr. Bass's cessation of service prior to vesting in these shares.

  In February 1996, Arthur G. Chang, Chief Operating Officer, and the Company, entered into a Restricted Stock Purchase Agreement pursuant to which Mr. Chang bought 75,000 shares of the Company's Common Stock, at a price of $0.50 per share, pursuant to the Incentive Plan. These shares are subject to repurchase by the Company, at the original $0.50 purchase price per share, upon Mr. Chang's cessation of service prior to vesting in those shares. In conjunction with the share purchase, the Company loaned $37,500 to Mr. Chang pursuant to a promissory note secured by the 75,000 shares of restricted Common Stock purchased by Mr. Chang. Mr. Chang still owes $37,500 on this promissory note.

  In April 1996, the Board of Directors approved a sale of 60,000 shares of the Company's Common Stock at a price of $0.50 per share to Mr. Esber pursuant to a Restricted Stock Purchase Agreement. In May 1996, Mr. Esber executed the Restricted Stock Purchase Agreement pursuant to which the shares are subject to repurchase by the Company, at the original $0.50 purchase price per share, upon Mr. Esber's cessation of service prior to vesting in those shares. In conjunction with the share purchase, the Company loaned $30,000 to Mr. Esber pursuant to a promissory note secured by the 60,000 shares of restricted Common Stock purchased by Mr. Esber. As of June 30, 1997, Mr. Esber still owes $30,000 on this promissory note.

  In April 1996, the Board of Directors approved the sale of 40,000 shares of the Company's Common Stock at a price of $0.50 per share to Mr. Chang pursuant to a Restricted Stock Purchase Agreement. In May 1996, Mr. Chang executed the Restricted Stock Purchase Agreement pursuant to which the shares are subject to repurchase by the Company, at the original $0.50 purchase price per share, upon Mr. Chang's cessation of service prior to vesting in those shares. In conjunction with the share purchase, the Company loaned $20,000 to Mr. Chang pursuant to a promissory note secured by the 40,000 shares of restricted Common Stock purchased by Mr. Chang. As of June 30, 1997, Mr. Chang still owes $20,000 on this promissory note.

  In June 1996, the Company issued $1,000,000 and $500,000 in principal amount of the Convertible Notes to 4C Ventures and Ameritech, respectively. The Convertible Notes were automatically converted into 302,544 shares of Common Stock upon the closing of the Company's initial public offering in August 1996. In connection therewith, the Company granted such parties warrants to purchase an aggregate of 60,000 shares of Common Stock at a per share exercise price of $5.00. In addition, the Company granted to each of 4C Ventures and Ameritech the right to nominate one member of the Board of Directors as long as they respectively own more than 3% of the outstanding Common Stock of the Company. Certain principal shareholders of the Company have agreed to vote in favor of such nominees.

  In March 1997, pursuant to his employment agreement, Mr. Esber elected to forgive $45,000 of indebtedness to the Company incurred to purchase stock, in lieu of a $30,000 cash bonus for his performance in 1996. In April 1997 Mr. Esber elected to have the Company forgive $27,000 of his indebtedness to the Company incurred to purchase stock, as a one time discretionary bonus, in lieu of a proposed $18,000 increase in base salary.

  The Company's initial public offering was underwritten by and this Offering is being underwritten by the Underwriter, a firm that also serves as a market maker with regard to the Company's Common Stock. Patrick Grady, a director of the Company, serves as the Managing Director, Venture Capital of the Underwriter. In addition to the underwriting discount of $675,000 in connection with the Company's initial public offering, the Company paid the Underwriter a non-accountable expense allowance of $202,500 and $10,000 related to the publishing of a "tombstone" notice. In addition, in connection with the Company's initial public offering, the Company issued to the Underwriter a warrant to purchase up to 135,000 shares of the Company's Common Stock at a price of $6.00 per share at any time during the four-year period commencing on August 6, 1997.

  Unless otherwise indicated, transactions with affiliates have been made on terms no less favorable to the Company than those available from unaffiliated parties. In the future, the Company will continue to seek the most favorable terms available from both affiliates and nonaffiliates.

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of September 30, 1997 by (i) each shareholder known by the Company to be the beneficial owner of more than 4.7% of the Company's Common Stock, (ii) each director,
(iii) the Company's Chief Executive Officer and each of the other executive officers of the Company other than the Chief Executive Officer whose total salary and bonus for fiscal year 1996 exceeded $100,000 (together, the Named Officers) and (iv) all executive officers and directors as a group.

                                                           PERCENTAGE
                                                      BENEFICIALLY OWNED(2)
                                                      ------------------------
                                                        BEFORE        AFTER
NAME OF BENEFICIAL OWNER(1)          NUMBER OF SHARES  OFFERING      OFFERING
---------------------------          ---------------- -----------   ----------
 Bass Associates (3)(4).............     405,383             11.5%          6.2%
  435 Tasso Street, Suite 325
  Palo Alto, CA 94301
 4C Ventures, L.P. (4)(5)...........     242,606              6.8%          3.7%
  c/o Queensgate Bank & Trust Co.,
  Ltd.
  P.O. Box 30464
  Ugland House
  South Church Street
  Grand Cayman
  Cayman Islands, BWI
 Hambrecht & Quist (6)..............     169,698              4.8%          2.6%
  One Bush Street
  San Francisco, CA 94104
 Ameritech Development Corporation       240,807              6.8%          3.7%
  (4)(7)............................
  30 South Wacker Drive
  Chicago, IL 60606
 Edward M. Esber, Jr. (4)(8)........     200,010              5.7%          3.1%
  c/o SoloPoint, Inc.
  130-B Knowles Dr.
  Los Gatos, CA 95030
 Arthur G. Chang (4)(9).............     115,000              3.3%          1.8%
  c/o SoloPoint, Inc.
  130-B Knowles Dr.
  Los Gatos, CA 95030
 Giuliano Raviola (10)..............     242,606              6.8%          3.7%
  c/o Queensgate Bank & Trust Co.,
  Ltd.
  P.O. Box 30464
  Ugland House
  South Church Street
  Grand Cayman
  Cayman Islands, BWI
 Charles Ross (11)..................         750            *             *
  Ameritech Development Corporation
  30 South Wacker Drive
  Chicago, IL 60606
 Ronald J. Tchorzewski..............          --            *             *
  c/o SoloPoint, Inc.
  130-B Knowles Dr.
  Los Gatos, CA 95030

                                                        PERCENTAGE OF SHARES
                                                        BENEFICIALLY OWNED(2)
                                                        -----------------------
FIVE PERCENT SHAREHOLDERS,            NUMBER OF SHARES    BEFORE       AFTER
DIRECTORS AND EXECUTIVE OFFICERS(1)  BENEFICIALLY OWNED  OFFERING     OFFERING
-----------------------------------  ------------------ ----------   ----------
 Patrick Grady (12)................           750             *            *
  H.J. Meyers & Co., Inc.
  433 California Street, Suite 300
  San Francisco, CA 94104
 Charlie Bass (13).................       405,383             11.5%         6.2%
  435 Tasso Street, Suite 325
  Palo Alto, CA 94301
 All directors and officers as a
  group (7 persons) (14)...........       964,499             27.0%        14.7%

--------

  *  Less than 1%

 (1) To the Company's knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

 (2) Percentage ownership is based on: (i) before the Offering, 3,505,818 shares of Common Stock outstanding as of September 30, 1997 and any shares issuable pursuant to securities convertible into or exercisable for shares of Common Stock by the person or group in question on September 30, 1997 or within 60 days thereafter; and (ii) after the Offering, an additional 3,000,000 shares to be issued by the Company in the Offering.

 (3) Includes warrants to purchase 30,628 shares of Common Stock exercisable on September 30, 1997 or within 60 days thereafter. Dr. Bass is the controlling General Partner of Bass Associates and may be deemed to share voting and investment power with respect to those shares. However, Dr. Bass disclaims beneficial ownership of shares owned by Bass Associates except to the extent of his pecuniary interest.
 (4) In connection with the issuance of the certain convertible notes, the Company has agreed to grant to each of 4C Ventures and Ameritech the right to nominate one member of the Board of Directors so long as they respectively own more than 3% of the outstanding Common Stock of the Company. These shareholders by a Voting Agreement dated July 14, 1996 have agreed to vote in favor of such nominees. See "Certain Relationships and Related Transactions."

 (5) Includes warrants to purchase 40,000 shares of Common Stock exercisable on September 30, 1997 or within 60 days thereafter.

 (6) Includes warrants to purchase 23,100 shares of Common Stock exercisable on September 30, 1997 or within 60 days thereafter and excludes 30,000 shares held by the Wegbreit Trust. Ben Wegbreit is a partner of H&Q London Ventures; Hambrecht & Quist disclaims beneficial ownership of shares owned by the Wegbreit Trust. H&Q London Ventures is an affiliate of Hambrecht and Quist Group.

 (7) Includes warrants to purchase 36,000 shares of Common Stock exercisable on September 30, 1997 or within 60 days thereafter. Ameritech Development Corporation is a subsidiary of Ameritech Corporation.
 (8) 200,000 of Mr. Esber's shares are subject to repurchase options granted to the Company under two separate agreements. The first agreement grants the Company an option to repurchase 140,000 of Mr. Esber's shares within 90 days following the termination of Mr. Esber's employment with the Company. Under the agreement, one-fourth (35,000) of the shares were released from the repurchase option on October 26, 1996, and one-forty-eighth (approximately 2,917) of the shares were released from the repurchase option on November 26, 1996 and one-forty-eighth of the share will be released on the twenty-sixth day of each month thereafter until all of the shares were released. In the event of a Change of Control of the Company (as defined in the agreement), an additional number of shares equal to one-half of the number of shares that have not been released from the Company's repurchase option as of the closing of such Change in Control shall become immediately exercisable on the consummation of such Change in Control. The second agreement grants the Company an option to repurchase the remaining 60,000 shares within 90 days following the termination of Mr. Esber's employment with the Company. Under the agreement, one-forty-eighth (1,250) of the shares were released on June
     1, 1996, and an additional one-
     forty-eighth of the shares are to be released on the first day of each month thereafter until all of the shares have been released. The second agreement contains identical Change of Control provisions as the agreement governing the aforementioned 140,000 shares.
 (9) Mr. Chang's shares are subject to repurchase options granted to the Company under two separate agreements. The first agreement grants the Company an option to repurchase 75,000 of Mr. Chang's shares within 90 days following the termination of Mr. Chang's employment with the Company. Under the agreement, one-fourth (18,750) of the shares will be released from the repurchase option upon the earliest of (i) January 1, 1997, or (ii) following an equity financing of the Company of at least $3 million, the voluntary termination by Mr. Chang of his employment with the Company or the termination of Mr. Chang's employment by the Company without cause (as defined in the agreement). One-forty-eighth (approximately 1,563) of the shares were released from the repurchase option on February 1, 1997 and on the first day of each month thereafter until all of the shares have been released. In the event of a Change of Control of the Company (as defined in the agreement), an additional number of shares equal to one-half of the number of shares that have not been released from the Company's repurchase option as of the closing of such Change in Control shall become immediately exercisable on the consummation of such Change in Control. The second agreement grants the Company an option to repurchase the remaining 40,000 shares within 90 days following the termination of Mr. Chang's employment with the Company. Under the agreement, one-forty-eighth (approximately 833) of the shares were released on June 1, 1996, and an additional one-forty-eighth of the shares will be released on the first day of each month thereafter until all shares have been released. The second agreement contains identical Change of Control provisions as the agreement governing the aforementioned 75,000 shares.
(10) Mr. Raviola, a director of the Company, is a Limited Partner of 4C Associates, L.P., which is the General Partner of 4C Ventures, L.P. Mr. Raviola may be deemed to be the beneficial owner of shares owned by 4C Ventures, L.P. Mr. Raviola is 4C Ventures' nominee to the Board of Directors pursuant to agreement with the Company. See "Certain Relationships and Related Transactions."
(11) Mr. Ross, a director of the Company, is Ameritech's nominee to the Board of Directors pursuant to agreement with the Company. See "Certain Relationships and Related Transactions."
(12) Mr. Grady, a director of the Company, is H.J. Meyers & Co., Inc.'s nominee to the Board of Directors pursuant to agreement with the Company. See "Certain Relationships and Related Transactions."

(13) Dr. Bass, a director of the Company, is the controlling General Partner of Bass Associates and may be deemed to share voting and investment power with respect to those shares. However, Dr. Bass disclaims beneficial ownership of shares owned by Bass Associates except to the extent of his pecuniary interest therein. Includes warrants to purchase 30,628 shares of Common Stock issued to Bass Associates exercisable on September 30, 1997 or within 60 days thereafter.


(14) Includes warrants to purchase 70,628 shares of Common Stock and 3,000 shares subject to stock options exercisable on September 30, 1997 or within 60 days thereafter.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 35,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock.

COMMON STOCK

  As of September 30, 1997, there were approximately 3,505,818 shares of Common Stock outstanding held by approximately 108 shareholders of record. There will be 6,505,818 shares of Common Stock outstanding after giving effect to the sale of the shares of Common Stock offered hereby. The holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, if any, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available therefor. See "Dividend Policy." In the even of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or other subscription rights and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All of the outstanding shares of Common Stock are fully paid and nonassessable.

WARRANTS

  In connection with the Company's initial public offering, the Company issued to H.J. Meyers & Co., Inc., the underwriter of such offering, a warrant to purchase a maximum of 135,000 shares of Common Stock. This warrant becomes exercisable for a four-year period commencing August 6, 1997. The exercise price of this warrant is $6.00 per share. The warrant contains anti-dilution provisions providing adjustment in the event of any recapitalization, stock dividend, stock split or similar transaction. The warrant does not entitle H.J. Meyers & Co., Inc. to any rights as a shareholder of the Company until such warrant is exercised and shares are purchased thereunder. The warrant and the shares of Common Stock thereunder may not be offered for sale except in compliance with the applicable provisions of the Securities Act. The Company has agreed that, if it shall cause to be filed with the Securities and Exchange Commission a registration statement, the Underwriter shall have the right during the four-year period commencing on August 6, 1996 to include in such registration statement the warrant and the shares of Common Stock issuable upon its exercise at no expense to the Underwriter. Additionally, the Company has agreed that, upon written request by a holder or holders of 50% or more of the warrant which is made during the exercise period of the warrant, the Company will, on two separate occasions, register the warrant and the shares of Common Stock issuable upon exercise thereof. The initial such registration will be at the Company's expense and the second such registration will be at the expense of the holder(s) of the warrant.

  At the closing of this Offering, the Company will issue to the Underwriter the Underwriter's Warrant to purchase for investment a maximum of 300,000 shares of Common Stock. The Underwriter's Warrant will be exercisable for a four-year period commencing one year from the date of this Prospectus. The exercise price of the Underwriter's Warrant is $2.80 per share (assuming a public offering price of $2.00 per share). The Underwriter's Warrant will contain anti-dilution provisions. The Underwriter's Warrant does not entitle the Underwriter to any rights as a shareholder of the Company until such Warrant is exercised and shares are purchased thereunder. The Underwriter's Warrant and the shares of Common Stock thereunder may not be offered for sale except in compliance with the applicable provisions of the Securities Act. The Company has agreed that, if it shall cause to be filed with the Securities and Exchange Commission either an amendment to the Registration Statement of which this Prospectus is a part or a separate registration statement, the Underwriter shall have the right during the four-year period commencing on the date of this Prospectus to include in such amendment or Registration Statement the Underwriter's Warrant and the shares of Common Stock issuable upon its exercise at no expense to the Underwriter. Additionally, the Company has agreed that, upon written request by a holder or holders of 50% or more of the Underwriter's Warrant which is made during the exercise period of the Underwriter's Warrant, the Company will, on two separate occasions, register the Underwriter's Warrant and the shares of Common Stock issuable upon exercise thereof. The initial such registration will be at the Company's expense and the second registration will be at the expense of the holder(s) of the Underwriter's Warrant.

  In June 1996, the Company granted 4C Ventures and Ameritech warrants to purchase an aggregate of 60,000 shares of Common Stock at a per share exercise price of $5.00. In addition, as of September 30, 1997, there were outstanding warrants for (i) 8,570 shares of Common Stock at an exercise price of $3.50 per share, and (ii) 250,670 shares of Common Stock at an exercise price of $5.00 per share, and (iii) 135,000 shares of Common Stock at an exercise price of $6.00 per share.

REGISTRATION RIGHTS

  Holders of approximately 1,450,986 shares of Common Stock ("Registrable Securities") will be entitled to certain rights with respect to the registration of such shares under the Securities Act. If the Company proposes to register any of its securities under the Securities Act for its own account, holders of Registrable Securities will be entitled to notice of such registration and are entitled to include Registrable Securities therein, provided, among other conditions, that the underwriters of any such offering have the right to limit the number of shares included in such registration. The Company is not obligated to effect more than two of these shareholder-initiated registrations. Further, holders of Registrable Securities may require the Company to file additional registration statements on Form S-3, subject to certain conditions and limitations. The officers, directors and affiliates of the Company who purchased shares and warrants in the Private Placement Transactions are included in the shareholders of Registrable Securities. See "Certain Relationships and Related Transactions."

  In addition, the Company granted 4C Ventures and Ameritech, the holders of an aggregate total of 302,544 shares of the Registrable Securities, certain rights with respect to the registration of the Common Stock. Further, the Company has agreed that, thereafter to the extent necessary to permit resale of such Common Stock, the Company shall use its best efforts to maintain the effectiveness of such registration statement and keep current the prospectus included therein until the Company is satisfied that Rule 144(k) is available for the resale by the then-current holders of such Common Stock.

  The Company has also granted registration rights to the holder of the warrant issued to H.J. Meyers & Co., Inc. in connection with the Company's initial public offering and to the holder of the Underwriter's Warrant, which provide such holders with certain rights to register the shares of Common Stock underlying the such Warrants. See "Description of Capital Stock-- Warrants" and "Underwriting."

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is ChaseMellon Shareholder Services.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Future sales of substantial amounts of Common Stock in the public market or the perception that such sales could occur could materially adversely affect the market price of the Common Stock and the ability of the Company to raise capital in the future.

  Upon completion of this Offering, the Company will have outstanding 6,505,818 shares of Common Stock, assuming no exercise of the Underwriter's over-allotment option, the Underwriter's Warrant and no exercise of outstanding options or warrants. The 3,000,000 shares of Common Stock that are sold by the Company to the public in this Offering and an additional 1,350,000 shares sold in the Company's initial public offering will be freely tradeable without restriction under the Securities Act, unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. An additional 591,441 shares are eligible for sale in the public market following the closing of this Offering, subject in certain cases to certain volume and resale restrictions under Rule 144.

  Of the remaining 2,138,461 shares of Common Stock outstanding upon completion of this Offering, 1,541,372 shares are subject to lock-up agreements expiring on August 6, 1998, providing that the holders of such shares will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of the shares of stock owned by them or that could be purchased by them through the exercise of options to purchase stock of the Company without the prior written consent of the Underwriter.

  For twelve months from the closing of this Offering, the Company has agreed that it will not sell or otherwise dispose of any securities without the prior written consent of the Underwriter, which consent shall not be unreasonably withheld, with the exception of (i) shares issued pursuant to the exercise of options, warrants or other convertible securities outstanding prior to the closing of this Offering, (ii) shares issued pursuant to the Company's incentive stock plans to officers, directors, employees and consultants or
(iii) shares issued pursuant to strategic alliance or corporate partnership transactions at a price per share equal to the average closing bid price of the Company's Common Stock as quoted on the Nasdaq Small Cap Market for the ten-day trading period prior to the date of the closing of such transaction. For twenty-four months from the closing of this Offering, the Company has agreed not to sell or issue any securities pursuant to Regulation S or Regulation D, or securities at a discount to market or in a discounted transaction, under the Securities Act without the Underwriter's prior written consent.

  The Company has filed registration statements on Form S-8 under the Securities Act covering 775,170 shares of Common Stock reserved for issuance under the Stock Plan. Accordingly, shares registered under such registration statements are, subject to Rule 144 volume limitations applicable to affiliates of the Company, available for sale in the open market, subject to vesting restrictions and the lock-up agreements described above. See "Management--Benefit Plans."

  As of September 30, 1997, the Company has issued warrants to purchase 454,240 shares of Common Stock, and will issue the Underwriter's Warrant to purchase up to 300,000 shares of Common Stock upon the closing of this Offering.

                                 UNDERWRITING

  The Underwriter has agreed, subject to the terms and conditions of the Underwriting Agreement between the Company and the Underwriter, to purchase from the Company 3,000,000 shares of Common Stock. The underwriting discount set forth on the cover page of this Prospectus will be allowed to the Underwriter at the time of delivery to the Underwriter of the shares so purchased.

                                                                     NUMBER OF
                                                                    SHARES TO BE
NAME OF UNDERWRITER                                                  PURCHASED
-------------------                                                 ------------
H. J. Meyers & Co., Inc............................................  3,000,000

  The Underwriter has advised the Company that they propose to offer the
shares to the public at an offering price of $     per Share and that the
Underwriter may allow certain dealers who are members of the National Association of Securities Dealers ("NASD") a concession of not in excess of
$   per Share. After commencement of the Offering, the public offering price and concession may be changed.

  The Company has granted to the Underwriter an option, exercisable during the 45 business-day period from the date of this Prospectus, to purchase up to a maximum of 450,000 additional shares on the same terms set forth above. The Underwriter may exercise such rights only to satisfy over-allotment in the sale of the shares.

  The Company has agreed to pay to Underwriter a non-accountable expense equal to 3% of the total proceeds of the Offering, or $180,000 at an assumed public offering price of $2.00 ($207,000 if the Underwriter exercises the over-allotment option in full). In addition to the Underwriter's commission and the Underwriter's non-accountable expense allowance, the Company is required to pay the costs of qualifying the shares of Common Stock, under federal and state securities laws, together with legal and accounting fees, printing and other costs in connection with this Offering, estimated to total approximately $475,000.

  At the closing of this Offering, the Company will issue to the Underwriter the Underwriter's Warrant to purchase for investment a maximum of 300,000 shares of Common Stock. The Underwriter's Warrant and the underlying shares are being registered by means of the Registration Statement of which this Prospectus forms a part. The Underwriter's Warrant will be exercisable for a four year period commencing one year from the date of this Prospectus. The exercise price of the Underwriter's Warrant will be $2.80 per share (assuming a public offering price of $2.00 per share). The Underwriter's Warrant will be restricted from sale, assignment, transfer or hypothecation prior to its exercise date except to officers of the Underwriter and members of the selling group and officers and partners thereof. The Underwriter's Warrant will contain anti-dilution provisions. The Underwriter's Warrant does not entitle the Underwriter to any rights as a shareholder of the Company until such Warrant is exercised and the shares of Common Stock are purchased thereunder. The Underwriter's Warrant and the shares of Common Stock thereunder may not be offered for sale except in compliance with the applicable provisions of the Securities Act.

  The Company has agreed that, if it shall cause to be filed with the Commission either an amendment to the Registration Statement of which this Prospectus is a part or a separate registration statement, the Underwriter shall have the right during the five-year period commencing on the date of this Prospectus to include in such amendment or Registration Statement the Underwriter's Warrant and the Company has agreed that, upon written request by a holder or holders of 50% or more of the Underwriter's Warrant which is made during the exercise period of the Underwriter's Warrant, the Company will on two separate occasions, register the Underwriter's Warrant and the shares of Common Stock issuable upon exercise thereof. The initial such registration will be at the Company's expense and the second such registration will be at the expense of the holder(s) of the Underwriter's Warrant.

  For the period during which the Underwriter's Warrant is exercisable, the holder or holders will have the opportunity to profit from a rise in the market value of the Company's Common Stock, with a resulting dilution in the interests of the other shareholders of the Company. The holder or holders of the Underwriter's Warrant can be expected to exercise it at a time when the Company would, in all likelihood, be able to obtain any needed capital from an offering of its unissued Common Stock on terms more favorable to the Company than those provided for in the Underwriter's Warrant. Such facts may materially adversely affect the terms on which the Company can obtain additional financing. To the extent that the Underwriter realizes any gain from the resale of the Underwriter's Warrant or the securities issuable thereunder, such gain may be deemed additional underwriting compensation under the Securities Act.

  The Company has agreed to enter into a consulting agreement with the Underwriter under the terms of which the Underwriter has agreed to perform consulting services related to corporate finance and will be paid a non-refundable fee of $6,000 per month for 12 months. The Company has agreed to pay the Underwriter the entire one year fee upon the closing of this Offering.

  For twelve months from the closing of this Offering, the Company has agreed that it will not sell or otherwise dispose of any securities without the prior written consent of the Underwriter, which consent shall not be unreasonably withheld, with the exception of (i) shares issued pursuant to the exercise of options, warrants or other convertible securities outstanding prior to the closing of this Offering, (ii) shares issued pursuant to the Company's incentive stock plans to officers, directors, employees and consultants or
(iii) shares issued pursuant to strategic alliance or corporate partnership transactions at a price per share equal to the average closing bid price of the Company's Common Stock as quoted on the Nasdaq Small Cap Market for the ten-day trading period prior to the date of the closing of such transaction. For twenty-four months from the closing of this Offering, the Company has agreed not to sell or issue any securities pursuant to Regulation S or Regulation D, or securities at a discount to market or in a discounted transaction, under the Securities Act without the Underwriter's prior written consent.

  Directors and officers of the Company are expected to be subject to lock-up agreements under which they will agree not to sell or dispose of any shares of Common Stock issued to them directly by the Company, for a period of 12 months after the date of this Prospectus, without prior written consent of the Underwriter.

  The Underwriting Agreement provides for reciprocal indemnification between the Company and the Underwriters against certain liabilities in connection with the Registration Statement, including liabilities under the Securities Act.

  The Company's initial public offering was underwritten by the Underwriter, and the Underwriter also serves as a market maker with regard to the Company's Common Stock. Patrick Grady, a director of the Company, serves as the Managing Director, Venture Capital of the Underwriter. In addition to an underwriting discount of $675,000, in connection with the Company's initial public offering, the Company paid the Underwriter a non-accountable expense allowance of $202,500 and $10,000 related to the publishing of a "tombstone" notice. In addition, in connection with the Company's initial public offering, the Company issued to the Underwriter a warrant to purchase up to 135,000 shares of the Company's Common Stock at a price of $6.00 per share at any time during the four-year period commencing on August 6, 1997.

  In connection with its initial public offering, the Company agreed that until June 1999, the Underwriter shall have the right to designate one member to the Company's Board of Directors, provided that the designee is acceptable to the Company. Patrick Grady is the current designee of the Underwriter pursuant to this agreement. In connection with this Offering, the Company has agreed with the Underwriter that Mr. Grady, or any successors designated by him, will continue to serve on the Company's Board of Directors, subject to shareholder approval, until the date that is 36 months from the closing of this Offering.

  Any limitation on the ability of the Underwriter to make a market in the Company's Common Stock could adversely effect the liquidity or trading price of the Company's Common Stock, which could have a material adverse effect on the market price of the Company's Common Stock. The Company believes that the Chicago office of the Securities and Exchange Commission is conducting a private, nonpublic investigation of H.J. Meyers & Co., Inc., the Underwriter and the principal market maker in the Company's Common Stock, pursuant to a Formal Order of Investigation issued by the Commission as to whether the Underwriter may have violated applicable securities laws and the rules and regulations thereunder, with respect to sales of certain securities. The Company is currently unable to assess the potential impact of the outcome of the Staff's investigation on the Underwriters ability to make a market in the Company's Common Stock or this Offering.

  On July 16, 1996, the National Association of Securities Dealers, Inc. ("NASD") issued a notice of Acceptance, Waiver and Consent (the "AWC") whereby the Underwriter was censured and ordered to pay fines and restitution to retail customers in the amount of $250,000 and approximately $1.025 million, respectively. The AWC was issued in connection with claims by the NASD that the Underwriter charged excessive markups and markdowns in connection with the trading of four certain securities originally underwritten by the Underwriter; the activities in question occurred during periods between December 1990 and October 1993. The Underwriter has informed the Company that the fines and refunds will not have a material adverse effect on the Underwriter's operations and that the Underwriter has effected remedial measures to help ensure that the subject conduct does not recur.

  In connection with the Offering, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriter may over allot the Offering, creating a syndicate short position. In addition, the Underwriter may bid for and purchase shares of Common Stock in the open market to cover syndicate short positions or to stabilize the price of the Common Stock. Finally, the underwriting syndicate may reclaim selling concessions from syndicate members in the Offering, if the syndicate repurchases previously distributed Common Stock in syndicate covering transactions, in stabilizing transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriter is not required to engage in these activities, and may end any of the activities at any time.

  The Underwriter has advised the Company that the Underwriter does not intend to confirm sales to any account over which they exercise discretionary authority.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. As of the date of this Prospectus, Wilson Sonsini Goodrich & Rosati beneficially owns 5,782 shares of the Common Stock of the Company. Certain legal matters in connection with the Offering will be passed upon for the Underwriter by Freshman, Marantz, Orlanski, Cooper & Klein, a law corporation, Beverly Hills, California.

                                    EXPERTS

  The financial statements of SoloPoint, Inc. at December 31, 1995 and 1996, and for the years then ended and the period from March 26, 1993 (Inception) through December 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Company's Common Stock is quoted for trading on the Nasdaq SmallCap Market and reports, proxy statements and other information concerning the Company may also be inspected at the offices of the National Association of Securities Dealers, 1735 K Street, N. W., Washington, D.C. 20006.

  The Company has filed with the Commission a Registration Statement on Form SB-2 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the Securities and Exchange Commission pursuant to the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder. For further information with respect to the Company and the shares of Common Stock, reference is made to the Registration Statement and the exhibits and schedules thereto. The Registration Statement, including exhibits thereto, as well as the Company's Exchange Act filings, may be inspected and copied at the public reference facilitates maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices at 75 Park Place, Room 1400, New York, New York 10007 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and copies may be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. Statements contained in the Prospectus as to the contents of such contract of other document filed as a exhibit to the Registration Statement, each such statement being qualified in its entirety by such reference. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

                                SOLOPOINT, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                    CONTENTS

Report of Ernst & Young LLP, Independent Auditors.......................... F-2
Audited Financial Statements
 Balance Sheets............................................................ F-3
 Statements of Operations.................................................. F-4
 Statements of Redeemable Convertible Preferred Stock and Shareholders'
  Equity (Net Capital Deficiency).......................................... F-5
 Statements of Cash Flows.................................................. F-7
 Notes to Financial Statements............................................. F-8

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

  The Board of Directors and Shareholders
  SoloPoint, Inc.

  We have audited the accompanying balance sheets of SoloPoint, Inc. (a development stage company, formerly SoHo Communications, Inc.) as of December 31, 1995 and 1996 and the related statements of operations, redeemable convertible preferred stock and shareholders' equity (net capital deficiency) and cash flows for the years then ended and for the period from inception (March 26, 1993) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SoloPoint, Inc. (a development stage company) at December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended and for the period from inception (March 26, 1993) to December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Palo Alto, California
February 10, 1997

                                SOLOPOINT, INC.
                         (a development stage company)

                                 BALANCE SHEETS

                                            DECEMBER 31,
                                       ------------------------  SEPTEMBER 30,
                                          1995         1996          1997
                                       -----------  -----------  -------------
                                                                  (UNAUDITED)
ASSETS
Current assets:
 Cash................................. $   331,017  $ 4,066,825   $   620,855
 Accounts receivable, net of
  allowances of $20,777 and $85,986 at
  December 31, 1996 and September 30,
  1997 (unaudited), respectively......          --      327,916       281,040
 Inventories..........................     356,194      835,254     1,025,326
 Other current assets.................      11,671       39,330       233,737
                                       -----------  -----------   -----------
Total current assets..................     698,882    5,269,325     2,160,958
Furniture and equipment, at cost:
 Computers and software...............     128,994      231,479       275,150
 Furniture and fixtures...............     147,156      148,944       203,609
                                       -----------  -----------   -----------
                                           276,150      380,423       478,759
 Accumulated depreciation and
  amortization........................      99,609      205,165       292,727
                                       -----------  -----------   -----------
                                           176,541      175,258       186,032
Deposits and other assets.............      28,000       37,997        37,997
Notes receivable from shareholder.....      35,000           --            --
                                       -----------  -----------   -----------
Total assets.......................... $   938,423  $ 5,482,580   $ 2,384,987
                                       ===========  ===========   ===========
LIABILITIES, REDEEMABLE CONVERTIBLE
 PREFERRED STOCK AND SHAREHOLDERS'
 EQUITY (NET CAPITAL DEFICIENCY)
Current liabilities:
 Accounts payable..................... $   350,712  $   299,926   $   327,099
 Accrued compensation.................      23,853      137,872        76,586
 Convertible notes payable to
  shareholders........................   1,120,000           --            --
 Convertible notes payable............     313,000           --            --
 Notes payable, current portion.......       9,710       39,594        28,066
 Other accrued liabilities............          --        3,787        42,111
                                       -----------  -----------   -----------
Total current liabilities.............   1,817,275      481,179       473,862
Notes payable, non-current portion....      91,400      140,165       119,952
Commitments and contingencies
Redeemable convertible preferred
 stock, no par value:
  Authorized shares--10,000,000 in
  1995
  Issued and outstanding shares--
  599,585 in 1995, 0 in 1996 and at
  September 30, 1997..................   2,798,513           --            --
Shareholders' equity (net capital
 deficiency):
 Preferred stock, no par value:
  Authorized shares--5,000,000 in 1996
   and 1997
  Issued and outstanding shares--see
  redeemable convertible preferred
  stock above
 Common stock, no par value:
  Authorized shares--35,000,000
  Issued and outstanding shares--
  425,164 in 1995, 3,499,780 in 1996
  and 3,505,818 at September 30,
  1997................................      17,852   12,410,005    12,423,836
 Deficit accumulated during the
  development stage...................  (3,786,617)  (7,391,269)  (10,547,163)
 Notes receivable from shareholders...          --    (157,500)       (85,500)
                                       -----------  -----------   -----------
Total shareholders' equity (net
 capital deficiency)..................  (3,768,765)   4,861,236     1,791,173
                                       -----------  -----------   -----------
Total liabilities, redeemable
convertible preferred stock and
shareholders' equity.................. $   938,423  $ 5,482,580   $ 2,384,987
                                       ===========  ===========   ===========

                            See accompanying notes.

                                SOLOPOINT, INC.
                         (a development stage company)

                            STATEMENTS OF OPERATIONS

                                                                               PERIOD FROM    PERIOD FROM
                                                                              MARCH 26, 1993 MARCH 26, 1993
                                                       NINE MONTHS ENDED       (INCEPTION)    (INCEPTION)
                          YEAR ENDED DECEMBER 31,        SEPTEMBER 30,           THROUGH        THROUGH
                          ------------------------  ------------------------   DECEMBER 31,  SEPTEMBER 30,
                             1995         1996         1996         1997           1996           1997
                          -----------  -----------  -----------  -----------  -------------- --------------
                                                    (UNAUDITED)  (UNAUDITED)                  (UNAUDITED)
Net revenues............  $        --  $   380,113  $   103,910  $   366,566   $   380,113    $    746,679
Cost of sales...........           --      289,050       85,884      262,911       289,050         551,961
                          -----------  -----------  -----------  -----------   -----------    ------------
 Gross margin...........           --       91,063       18,026      103,655        91,063         194,718
Costs and expenses:
 Research and
  development...........    1,385,769    1,523,599    1,111,844    1,082,656     3,353,717       4,436,373
 Sales and marketing....      501,580    1,120,400      727,461    1,391,688     1,621,980       3,013,668
 General and
  administrative........      777,123    1,117,974      799,572      827,511     2,542,390       3,369,901
                          -----------  -----------  -----------  -----------   -----------    ------------
Loss from operations....   (2,664,472)  (3,670,910)  (2,620,851)  (3,198,200)   (7,427,024)    (10,625,224)
Other income (expense):
 Interest income........       12,850      108,774       48,423       70,731       126,346         197,077
 Other income...........        2,000        1,000        1,000           --         3,000           3,000
 Interest expense.......      (22,857)     (32,476)     (28,684)     (28,425)      (60,473)        (88,898)
                          -----------  -----------  -----------  -----------   -----------    ------------
Net loss................  $(2,672,479) $(3,593,612) $(2,600,112) $(3,155,894)  $(7,358,151)   $(10,514,045)
                          ===========  ===========  ===========  ===========   ===========    ============
Net loss per share......  $     (1.35) $     (1.46) $     (2.02) $      (.90)
                          ===========  ===========  ===========  ===========
Shares used in computing
 net loss per share.....    1,974,329    2,461,715    1,284,936    3,501,793


                            See accompanying notes.

                                SOLOPOINT, INC.
                         (a development stage company)
              STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK
               AND SHAREHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)

                             REDEEMABLE                           DEFICIT                     TOTAL
                            CONVERTIBLE                         ACCUMULATED     NOTES     SHAREHOLDERS'
                          PREFERRED STOCK     COMMON STOCK      DURING THE    RECEIVABLE   EQUITY (NET
                         ------------------ ------------------  DEVELOPMENT      FROM        CAPITAL
                         SHARES    AMOUNT    SHARES    AMOUNT      STAGE     SHAREHOLDERS  DEFICIENCY)
                         ------- ---------- ---------  -------  -----------  ------------ -------------
 Issuance of founders'
  stock in November 1993
  at $.001 per share....      -- $       --   300,000  $   300  $        --   $      --    $       300

 Common stock to be
  issued in January
  1994..................      --         --        --    3,675           --          --          3,675
 Series A-1 redeemable
  preferred stock to be
  issued in January
  1994..................      --    250,000        --       --           --          --             --
 Issuance of Series A-1
  redeemable preferred
  stock.................  25,000         --        --       --           --          --             --
 Recapitalization
  exchange of common
  stock for Series A-1
  redeemable preferred
  stock at $.04 per
  share.................   7,500        300  (300,000)    (300)          --          --           (300)
 Issuance of Series A-1
  redeemable preferred
  stock in exchange for
  services in January
  1994 at $10.00 per
  share.................      13        125        --       --           --          --             --
 Issuance of common
  stock from January
  1994 through April
  1994 at $.01 per
  share.................      --         --   396,100      286           --          --            286
 Issuance of common
  stock in exchange for
  services, from
  February 1994 through
  October 1994 at prices
  ranging from $.01 to
  $.40 per share........      --         --    16,870    4,935           --          --          4,935
 Issuance of Series A-2
  redeemable preferred
  stock in May 1994 at
  $3.50 per share, less
  issuance costs of
  $8,653................  78,571    266,347        --       --           --          --             --
 Issuance of Series A-2
  redeemable preferred
  stock in May 1994 at
  $3.50 per share in
  exchange for interest
  payable...............     956      3,345        --       --           --          --             --
 Issuance of Series A-3
  redeemable preferred
  stock in July and
  August of 1994 at
  $4.00 per share, less
  issuance costs of
  $13,292............... 143,750    561,708        --       --           --          --             --
 Issuance of Series A-4
  redeemable preferred
  stock in December 1994
  at $4.50 per share,
  less issuance costs of
  $6,587................  82,378    364,114        --       --           --          --             --
 Net loss from inception
  through December 31,
  1994..................      --         --        --       --   (1,092,060)         --     (1,092,060)
                         ------- ---------- ---------  -------  -----------   ---------    -----------
Balance at December 31,
 1994................... 338,168  1,445,939   412,970    8,896   (1,092,060)         --     (1,083,164)
 Issuance of common
  stock in exchange for
  services from January
  1995 through December
  1995 at prices ranging
  from $.40 to $.50 per
  share.................      --         --    14,086    6,873           --          --          6,873
 Issuance of common
  stock from July 1995
  through November 1995
  at $.50 per share.....      --         --     2,400    1,200           --          --          1,200
 Exercise of stock
  options...............      --         --     2,375      950           --          --            950
 Repurchase of common
  stock.................      --         --    (6,667)     (67)          --          --            (67)
 Issuance of Series A-4
  redeemable preferred
  stock in January 1995
  at $4.50 per share,
  less issuance costs of
  $3,583................  18,417     79,295        --       --           --          --             --
 Issuance of Series A-5
  redeemable preferred
  stock from March 1995
  through May 1995 at
  $5.00 per share, less
  issuance costs of
  $13,227............... 154,000    756,773        --       --           --          --             --
 Issuance of Series A-6
  redeemable preferred
  stock in June 1995 at
  $6.00 per share, less
  issuance costs of
  $15,572...............  85,000    494,428        --       --           --          --             --
 Net loss...............      --         --        --       --   (2,672,479)         --     (2,672,479)
 Accretion of redeemable
  preferred stock.......      --     22,078        --       --      (22,078)         --        (22,078)
                         ------- ---------- ---------  -------  -----------   ---------    -----------
Balance at December 31,
 1995................... 595,585  2,798,513   425,164   17,852   (3,786,617)                (3,768,765)

                            See accompanying notes.

                                SOLOPOINT, INC.
                         (a development stage company)

              STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK
         AND SHAREHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)--(CONTINUED)

                                REDEEMABLE                                   DEFICIT                      TOTAL
                               CONVERTIBLE                                 ACCUMULATED      NOTES     SHAREHOLDERS'
                             PREFERRED STOCK           COMMON STOCK         DURING THE    RECEIVABLE   EQUITY (NET
                          -----------------------  ----------------------  DEVELOPMENT       FROM        CAPITAL
                            SHARES      AMOUNT      SHARES      AMOUNT        STAGE      SHAREHOLDERS  DEFICIENCY)
                          ----------  -----------  ---------  -----------  ------------  ------------ -------------
 Exercise of stock
  options...............          --  $        --     26,141  $    11,281  $         --    $     --   $     11,281
 Repurchase of common
  stock.................          --           --    (52,813)        (528)           --          --           (528)
 Conversion of A-6 to A-
  7 redeemable preferred
  stock.................      17,000           --         --           --            --          --             --
 Issuance of common
  stock at $.50 per
  share.................          --           --     11,000        5,500            --          --          5,500
 Issuance of Series A-7
  redeemable preferred
  stock for bridge notes
  in February 1996......     286,600    1,433,000         --           --            --          --             --
 Issuance of Series A-7
  redeemable preferred
  stock from February
  1996 through March
  1996 at $5.00 per
  share, less issuance
  costs of $18,843......     239,500    1,178,657         --           --            --          --             --
 Issuance of common
  stock for notes
  receivable............          --           --    315,000      157,500            --    (157,500)            --
 Issuance of redeemable
  preferred stock in
  exchange for services
  from January 1996
  through July 1996.....       8,004       40,000         --           --            --          --             --
 Issuance of Series A-7
  redeemable preferred
  stock in March 1996 at
  $5.00 per share in
  exchange for interest
  payable...............       6,753       33,767         --           --            --          --             --
 Accretion of redeemable
  preferred stock.......          --       11,040         --           --       (11,040)         --        (11,040)
 Issuance of common
  stock in exchange for
  services for 1996.....          --           --     16,302       26,767            --          --         26,767
 Issuance of common
  stock in exchange for
  bridge note...........          --           --    300,000    1,500,000            --          --      1,500,000
 Issuance of common
  stock in exchange for
  interest associated
  with bridge note......          --           --      2,544       12,720            --          --         12,720
 Shares repurchased.....      (5,000)     (20,000)   (42,000)     (63,000)           --          --        (63,000)
 Conversion of
  redeemable preferred
  stock to common stock
  upon public offering
  in August 1996          (1,148,442)  (5,474,977) 1,148,442    5,474,977            --          --      5,474,977
 Issuance of common
  stock upon the initial
  public offering net of
  issuance costs of
  $1,483,064............          --           --  1,350,000    5,266,936            --          --      5,266,936
 Net loss...............          --           --         --           --    (3,593,612)         --     (3,593,612)
                          ----------  -----------  ---------  -----------  ------------    --------   ------------
Balance at December 31,
 1996...................          --           --  3,499,780   12,410,005    (7,391,269)   (157,500)     4,861,236
 Proceeds from note
  receivable from
  shareholder
  (unaudited)...........          --           --         --           --            --      72,000         72,000
 Issuance of common
  stock in exchange for
  services for 1997
  (unaudited)...........          --           --      5,648       12,000            --          --         12,000
 Exercise of stock
  options (unaudited)...          --           --        390        1,831            --          --          1,831
 Net loss (unaudited)...          --           --         --           --    (3,155,894)         --     (3,155,894)
                          ----------  -----------  ---------  -----------  ------------    --------   ------------
Balance at September 30,
 1997 (unaudited).......          --  $        --  3,505,818  $12,423,836  $(10,547,163)   $(85,500)  $(1,791,173)
                          ==========  ===========  =========  ===========  ============    ========   ============

                            See accompanying notes.

                                SOLOPOINT, INC.
                         (a development stage company)

                            STATEMENTS OF CASH FLOWS

                                                                                  PERIOD      PERIOD FROM
                                                                              MARCH 26, 1993 MARCH 26, 1993
                                YEAR ENDED             NINE MONTHS ENDED       (INCEPTION)    (INCEPTION)
                               DECEMBER 31,              SEPTEMBER 30,           THROUGH        THROUGH
                          ------------------------  ------------------------   DECEMBER 31,  SEPTEMBER 30,
                             1995         1996         1996         1997           1996           1997
                          -----------  -----------  -----------  -----------  -------------- --------------
                                                    (UNAUDITED)  (UNAUDITED)                  (UNAUDITED)
OPERATING ACTIVITIES
Net loss................  $(2,672,479) $(3,593,612) $(2,600,112) $(3,155,894)  $(7,358,151)   $(10,514,045)
Adjustments to reconcile
 net loss to net cash
 used in operating
 activities:
 Common stock and
  preferred stock issued
  for services..........        6,873       66,767       28,405       12,000        78,700          90,700
 Preferred stock issued
  for interest payable..           --       46,487       33,767           --        49,832          49,832
 Depreciation and
  amortization..........       68,381      105,556       76,368       87,562       205,274         292,836
 Changes in operating
  assets and
  liabilities:
 Accounts receivable....           --     (327,916)    (103,586)      46,876      (327,916)       (281,040)
 Inventories............     (356,194)    (479,060)    (249,108)    (190,072)     (835,254)     (1,025,326)
 Other current assets...       (6,548)     (23,872)      (3,761)    (194,407)      (35,543)       (229,950)
 Accounts payable and
  other.................      282,210      (50,786)     101,096       65,497       299,926         365,423
 Accrued compensation...         (151)     114,019       20,911      (61,286)      137,872          76,586
                          -----------  -----------  -----------  -----------   -----------    ------------
Net cash used in
 operating activities...   (2,677,908)  (4,142,417)  (2,696,020)  (3,389,724)   (7,785,260)    (11,174,984)
INVESTING ACTIVITIES
Acquisitions of
 furniture and
 equipment..............     (125,935)    (104,273)     (98,304)     (98,336)     (366,025)       (464,361)
Loan to shareholder.....      (35,000)          --           --           --       (35,000)        (35,000)
Payment received from
 shareholder............           --        1,500        1,500           --         1,500           1,500
Deposits and other
 assets.................       (3,050)      (9,997)          --           --       (38,107)        (38,107)
                          -----------  -----------  -----------  -----------   -----------    ------------
Net cash used in
 investing activities...     (163,985)    (112,770)     (96,804)     (98,336)     (437,632)       (535,968)
FINANCING ACTIVITIES
Proceeds from
 convertible notes
 payable to
 shareholders...........    1,120,000           --                               1,120,000       1,120,000
Proceeds from
 convertible notes
 payable................      313,000    1,500,000    1,500,000           --     1,813,000       1,813,000
Proceeds from notes
 payable................      101,110       90,386       92,408           --       191,496         191,496
Proceeds from notes
 receivable from
 shareholders...........           --           --           --       72,000            --          72,000
Principal payments on
 capital lease
 obligations............       (8,996)     (11,737)      (6,621)     (31,741)      (26,134)        (57,875)
Proceeds from sale of
 preferred stock, net of
 issuance costs.........    1,330,496    1,178,657    1,178,657           --     3,951,622       3,951,622
Issuance of common
 stock, net of
 repurchases............        2,083    5,233,689    5,256,322        1,831     5,239,733       5,241,564
                          -----------  -----------  -----------  -----------   -----------    ------------
Net cash provided by
 financing activities...    2,857,693    7,990,995    8,020,766       42,090    12,289,717      12,331,807
                          -----------  -----------  -----------  -----------   -----------    ------------
Net increase (decrease)
 in cash................       15,800    3,735,808    5,227,942   (3,445,970)    4,066,825         620,855
Cash at beginning of
 period.................      315,217      331,017      331,017    4,066,825            --              --
                          -----------  -----------  -----------  -----------   -----------    ------------
Cash at end of period...  $   331,017  $ 4,066,825  $ 5,558,959  $   620,855   $ 4,066,825    $    620,855
                          ===========  ===========  ===========  ===========   ===========    ============
SUPPLEMENTAL DISCLOSURE
 OF CASH FLOW
 INFORMATION
Cash paid during the
 period for:
 Interest...............  $     2,080  $    33,831  $    11,658  $    28,425   $    39,866    $     68,291
 Income taxes...........  $     1,600  $       800  $       800  $       800   $     6,400    $      7,200
SUPPLEMENTAL DISCLOSURES
 OF NONCASH INVESTING
 AND FINANCING
 ACTIVITIES
Equipment acquired under
 capital lease
 financing..............  $        --  $        --  $        --  $        --   $    14,397    $     14,397
Conversion of preferred
 stock to common stock..               $ 5,474,977  $ 5,474,977  $        --   $ 5,474,977    $  5,474,977
Accretion of preferred
 stock..................  $    22,078  $    11,040  $    11,040  $        --   $    33,118    $     33,118
Common stock issued for
 note receivable from
 shareholder............  $        --  $   157,500  $   157,500  $        --   $   157,500    $    157,500
Common and preferred
 stock forfeited for
 note receivable........  $        --  $    33,500  $    33,500  $        --   $    33,500    $     33,500
Conversion of notes
 payable to common
 stock..................  $        --  $ 1,500,000  $ 1,500,000  $        --   $ 1,500,000    $  1,500,000
Conversion of notes
 payable to preferred
 stock..................  $        --  $ 1,433,000  $ 1,433,000  $        --   $ 1,433,000    $  1,433,000

                            See accompanying notes.

                                SOLOPOINT, INC.
                         (a development stage company)

                         NOTES TO FINANCIAL STATEMENTS

            (INFORMATION AS OF SEPTEMBER 30, 1997 AND FOR THE

       NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)


NOTE 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

  SoloPoint, Inc. (the "Company") was incorporated on March 26, 1993. The Company changed its name from SoHo Networks, Inc. to SoHo Communications, Inc. in September 1993 and from SoHo Communications, Inc. to SoloPoint, Inc. in October 1995. The Company designs, develops and markets personal communications management solutions for communications dependent individuals. Through December 31, 1995, the Company was active in product development, financial planning, the acquisition of facilities and equipment, raising capital and had begun to build inventory. The Company began shipping its first product in March 1996 with its second product shipping in September 1996. Only limited revenues have been realized through December 31, 1996; as a result, the Company is still considered to be in the development stage.

  Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Interim Financial Information

  The financial statements as of September 30, 1997 and for the nine months ended September 30, 1996 and 1997 are unaudited but reflect all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of financial position and results of operations. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 1997.

  Inventories

  Inventories consist principally of fabricated boards and integrated circuits and are valued at the lower of cost (determined on the first-in, first-out
(FIFO) basis) or market. Realization of the value of inventories is dependent upon the Company achieving adequate levels of revenues. Inventories consist of the following:

                                                    DECEMBER 31
                                                 ----------------- SEPTEMBER 30,
                                                   1995     1996       1997
                                                 -------- -------- -------------
                                                                    (UNAUDITED)
Raw materials................................... $183,049 $345,886  $  567,131
Work-in-process.................................  142,427  355,236     233,681
Finished goods..................................   30,718  134,132     224,514
                                                 -------- --------  ----------
                                                 $356,194 $835,254  $1,025,326
                                                 ======== ========  ==========

  Furniture and Equipment

  Furniture and equipment are stated at cost. Depreciation is computed using the straight-line method over the assets' estimated useful lives of three to five years.

  Software Development Costs

  The Company expenses software development costs incurred prior to establishing technological feasibility as incurred. Software development expenses that would be capitalized pursuant to Statement of Financial Accounting Standards No. 86, "Software Development Costs," which have been incurred after the product has reached technological feasibility have not been material and, accordingly, have been charged to operations as incurred.

                                SOLOPOINT, INC.
                         (a development stage company)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                (INFORMATION AS OF SEPTEMBER 30, 1997 AND

   FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

  Revenue Recognition

  Revenue is recognized when products are shipped and the 30-day money-back guarantee period has lapsed. Allowances are provided for product returns based on estimated future product returns, the timing of expected new product introductions and other factors. These allowances are recorded as direct reductions of revenue and accounts receivable. While the Company closely monitors product returns to maintain appropriate allowances, actual product returns may differ from the Company's estimates, and such differences may be material to the financial statements.

  Per Share Data

  Net loss per share is computed using the weighted average number of shares of common stock outstanding. Common equivalent shares from redeemable convertible preferred stock and from stock options and warrants are not included in the computation as they are antidilutive. In accordance with Securities and Exchange Commission Staff Accounting Bulletins, common and common equivalent shares issued by the Company at prices below the public offering price during the period beginning one year prior to the initial filing of the registration statement for the Company's initial public offering have been included in the calculation as if they were outstanding for periods prior to the initial public offering (using the treasury stock method and the initial public offering price).

  The 1995 calculation of net loss per share presented in the statement of operations has been computed as described above and also gives effect to the conversion of all outstanding shares of redeemable convertible preferred stock into shares of common stock upon the closing of the Company's initial public offering using the if-converted method.

NOTE 2. NOTES RECEIVABLE FROM SHAREHOLDER

  The Company loaned $35,000 in cash to a shareholder in two installments in November 1995. The notes were secured by common and redeemable convertible preferred stock owned by the shareholder. Interest was payable bimonthly at 7% per annum. Payments for these notes were received in August 1996 upon the completion of the Company's initial public offering.

NOTE 3. NOTES PAYABLE

  In December 1995, the Company borrowed $101,110 from Venture Lending and Leasing pursuant to a promissory note. The note is secured by the Company's furniture and equipment. The note is due in monthly installments of $2,841 with interest payable monthly and at specified dates at rates ranging from 12% to 15.17%. In April 1996 and June 1996 the Company borrowed an additional $45,193 and $45,193, respectively, from Venture Lending and Leasing pursuant to promissory notes. The 1996 notes are secured by the Company's furniture and equipment. The notes are due in monthly installments of $1,270 each with interest payable monthly and at specific dates at a rate of 15.53%. In connection with the loans, the Company issued to the lender a warrant to purchase the Company's Series B redeemable convertible preferred stock in the amount of $32,000 at a per share price equal to the most recent venture capital equity financing after December 11, 1995. The redeemable convertible preferred stock was converted to common stock and the warrants were converted into warrants to purchase the same number of common shares at the completion of the Company's initial public offering in August 1996.

                                SOLOPOINT, INC.
                         (a development stage company)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                (INFORMATION AS OF SEPTEMBER 30, 1997 AND

   FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)


  Future maturities of notes payable for the years ended December 31 are as follows:

      1997............................................................. $ 39,594
      1998.............................................................   46,107
      1999.............................................................   51,078
      2000.............................................................   42,980
                                                                        --------
                                                                        $179,759
                                                                        ========

  In June 1996, the Company issued a total of $1,500,000 of convertible notes to Ameritech and 4C Ventures. The notes accrued interest at 5.76% per annum and were due on June 14, 1997. In connection with the issuance of these notes, the Company also issued to the note holders warrants to purchase an aggregate of 60,000 shares of the Company's common stock at an exercise price equal to the Company's initial public offering price. Pursuant to the convertible notes and warrant agreements, the Company appointed one representative from each of the two convertible note holders to the Company's Board of Directors. These notes were converted to 300,000 shares of common stock in connection with the Company's initial public offering.

NOTE 4. CONVERTIBLE NOTES PAYABLE TO SHAREHOLDERS

  In October and November 1995, the Company borrowed $1,120,000 from certain existing preferred and common shareholders and $313,000 from others in exchange for promissory notes and warrants to purchase $286,000 of the Company's Series A-7 redeemable convertible preferred stock at an exercise price per share equivalent to the Series A-7, redeemable convertible preferred stock issuance price. The notes were unsecured with interest at 5.75% per annum.

  In February 1996, the notes were converted into 286,600 shares of Series A-7 redeemable convertible preferred stock (see Note 6). At the completion of the Company's initial public offering, the warrants to purchase Series A-7 preferred stock were converted into warrants to purchase the same number of common shares.

NOTE 5. INCOME TAXES

  As of December 31, 1996, the Company had federal and state net operating loss carryforwards of approximately $3,800,000 and $3,700,000, respectively. The Company also had federal and state research and development tax credit carryforwards of approximately $80,000 and $50,000, respectively. The net operating loss carryforwards will expire at various dates beginning in 1998 through 2011, if not utilized.

  Utilization of the net operating losses and credits is subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

                                SOLOPOINT, INC.
                         (a development stage company)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                (INFORMATION AS OF SEPTEMBER 30, 1997 AND

   FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)


  Deferred income taxes reflect the net tax effects of carryforwards and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets at December 31, are as follow:

                                                          1995         1996
                                                       -----------  -----------
   Deferred tax assets:
    Net operating loss carryforwards.................. $   722,000  $ 1,500,000
    Research credits..................................     101,000      133,000
    Capitalized research costs........................     654,000    1,383,000
    Other.............................................      23,000       36,000
                                                       -----------  -----------
   Total deferred tax assets..........................   1,500,000    3,052,000
   Valuation allowance for deferred tax assets........  (1,500,000)  (3,052,000)
                                                       -----------  -----------
   Net deferred tax assets............................ $        --  $        --
                                                       ===========  ===========

  The valuation allowance increased by $1,040,000 and $1,552,000 for 1995 and 1996, respectively.

NOTE 6. SHAREHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)

  In February 1996, the Company amended its Articles of Incorporation to increase the number of shares of authorized common and preferred stock to 35,000,000 and 25,000,000, respectively. The Company then issued 624,855 shares of Series A-7 preferred stock at $5.00 per share, in exchange for cash of $1,200,500 and cancellation of $1,433,000 of convertible notes payable plus $30,770 of accrued interest. Investors purchasing Series A-7 preferred shares for cash were issued a warrant to purchase 50% of the number of shares they purchased resulting in the issuance of warrants for 120,500 shares of Series A-7 preferred stock at an exercise price of $5.00 per share. Holders of convertible notes payable who converted their notes into Series A-7 preferred and purchased shares of Series A-7 preferred for cash as requested by the Company, were issued additional warrants to purchase the number of shares of Series A-7 preferred stock that when combined with the warrants previously issued in connection with the convertible promissory notes, equaled 50% of the number of shares of Series A-7 preferred purchased in the financing by cash or cancellation of indebtedness. This resulted in the issuance of warrants to purchase an additional 66,900 shares of Series A-7 preferred stock at $5.00 per share. As part of the Series A-7 financing, 76,667 shares of Series A-6 preferred stock were converted into 92,000 shares of Series A-7 preferred stock.

  In connection with the completion of the Company's initial public offering in August 1996, all of the shares of preferred stock were converted into shares of common stock and the warrants to purchase Series A-7 preferred stock converted into warrants to purchase common stock.

  In July 1996 the Company amended its Articles of Incorporation to reduce the number of shares of authorized preferred stock to 5,000,000 and to effect a one for ten reverse stock split. All share and per share information has been restated to reflect the reverse stock split.

  Common Stock

  Certain issuances of common stock are subject to repurchase agreements. At December 31, 1995, there were approximately 23,990 shares subject to such repurchase rights by the Company at $.01 to $.50 per share.

                                SOLOPOINT, INC.
                         (a development stage company)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                (INFORMATION AS OF SEPTEMBER 30, 1997 AND

   FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)


  In February and May 1996, the Company issued a total of 215,000 and 100,000 shares respectively, of common stock at $.50 per share to certain officers in exchange for promissory notes totaling $107,500 and $50,000 respectively, secured by such stock. These notes receivable are recorded as an offset to shareholders' equity in the balance sheet. The Company also issued 11,000 shares of common stock at $.50 per share for $5,500 in cash to a director.

  Employee Stock Option Plan

  The Company's 1993 Incentive Stock Plan (the Plan) provides for the grant of incentive stock options and nonstatutory stock options to employees, directors and consultants of the Company. Incentive stock options may be granted at prices ranging from 100% to 110% (depending on the type of grant) of the fair market value of the common stock on the date of grant as determined by the Board of Directors. The price for nonstatutory stock options is determined by the Board of Directors. The options generally vest at a rate of 25% one year after the grant date and one-forty eighth every month thereafter. The vesting and exercise provisions of the option grants are determined by the Board of Directors. Common stock purchased prior to the Company's initial public offering on August 6, 1996 under the Plan is subject to a right of repurchase by the Company.

  Activity under the Plan was as follows:

                                                          OPTIONS OUTSTANDING
                                                        ------------------------
                                                                     WEIGHTED
                                                         NUMBER      AVERAGE
                                                        OF SHARES EXERCISE PRICE
                                                        --------- --------------
Balance at March 26, 1993..............................       --      $  --
 Granted...............................................   64,700      $ .40
                                                         -------      -----
Balance at December 31, 1994...........................   64,700      $ .40
 Granted...............................................   62,300      $ .50
 Exercised.............................................   (2,375)     $ .40
                                                         -------      -----
Balance at December 31, 1995...........................  124,625      $ .45
 Granted...............................................  161,667      $3.07
 Exercised.............................................  (26,141)     $ .44
 Canceled..............................................  (75,060)     $ .46
                                                         -------      -----
Balance at December 31, 1996...........................  185,091      $2.77
 Granted (unaudited)...................................  176,500      $2.03
 Exercised (unaudited).................................     (390)     $0.50
 Canceled (unaudited)..................................  (62,363)     $2.53
                                                         -------      -----
Balance at September 30, 1997 (unaudited)..............  298,838      $2.46
                                                         =======      =====

  As of December 31, 1996, 90,079 shares were available for grant under the Plan and 20,825 options outstanding were exercisable.

  Stock-based Compensation

  As permitted under FASB No. 123, "Accounting for Stock-based Compensation" ("FASB 123"), the Company has elected to follow Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25") in accounting for stock-based awards to employees. Under APB 25, the Company generally recognizes no compensation expense with respect to such awards.

                                SOLOPOINT, INC.
                         (a development stage company)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                (INFORMATION AS OF SEPTEMBER 30, 1997 AND

   FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)


  Pro forma information regarding net income and earnings per share is required by FASB 123 for awards granted after December 31, 1994 as if the Company had accounted for its stock-based awards to employees under the fair value method of FASB 123. The fair value of the Company's stock-based awards to employees was estimated using a Black-Scholes option pricing model. Limitations of the effectiveness of the Black-Scholes option valuation model are that it was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable and that the model requires the use of highly subjective assumptions including expected stock price volatility. Because the Company's stock-based awards to employees have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock-based awards to employees. The Company's plan awards employee stock options, ("Options"), at time of hire and occasionally as incentive awards. The fair value of the Company's stock-based awards to employees for the years ended December 31, was estimated assuming no expected dividends and the following weighted-average assumptions:

   OPTIONS TO PURCHASE COMMON STOCK                                 1995  1996
   --------------------------------                                 ----  -----
   Expected life (in years)........................................ 3.33   4.00
   Expected volatility............................................. 0.70   0.70
   Risk free interest rate......................................... 6.42%  6.45%
   Fair value...................................................... $.20  $1.44

                                                                     OPTIONS
                                         OPTIONS OUTSTANDING       EXERCISABLE
                                      -------------------------- ---------------
                                              WEIGHTED
                                               AVERAGE
                                              REMAINING WEIGHTED        WEIGHTED
                                      NUMBER  CONTRACT  AVERAGE  NUMBER AVERAGE
                                        OF     LIFE IN  EXERCISE   OF   EXERCISE
   RANGE OF EXERCISE PRICE            SHARES    YEARS    PRICE   SHARES  PRICE
   -----------------------            ------- --------- -------- ------ --------
    $ .40-$3.00.....................   93,591   9.07     $1.38   20,045  $ .79
    $3.13-$4.25.....................   91,500   9.52     $4.20      780  $4.25
                                      -------                    ------
                                      185,091                    20,825
                                      =======                    ======

  The effect of applying the Black-Scholes value method in determining the fair values of stock options did not result in pro forma net loss and net loss per share that are materially different from historical amounts reported. Therefore, such pro forma information is not presented herein.

  Warrants

  In connection with a debt financing agreement entered into in November 1993, the Company issued warrants to purchase 8,570 shares of Series A-2 preferred stock at $3.50 per share. The warrants are currently exercisable, subject to certain antidilution provisions and expire ten years after the date of grant. As of December 31, 1996 the Company had issued 6,400 warrants to a third party at an exercise price of $5.00 per share as part of an equipment financing agreement. In connection with the Series A-7 redeemable convertible preferred financing agreement the Company issued warrants to purchase 244,270 shares of Series A-7 preferred stock at $5.00 per share between August 1995 and March 1996. In connection with a bridge note, entered into in June 1996, the Company issued warrants to purchase 60,000 shares of common stock at $5.00 per share. In connection with the Company's initial public offering, in August 1996, the Company issued warrants to purchase 135,000

                                SOLOPOINT, INC.
                         (a development stage company)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                (INFORMATION AS OF SEPTEMBER 30, 1997 AND

   FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

shares of common stock at $6.00 per share. Upon the closing of the Company's initial public offering on August 6, 1996, all warrants to purchase preferred stock became exercisable for an equivalent number of shares of common stock at an identical per share exercise price.

  Warrants outstanding at December 31, 1996 are as follows:

                                   NUMBER OF EXERCISE PRICE
            TYPE OF SHARES          SHARES     PER SHARE       EXPIRATION DATE
            --------------         --------- --------------    ---------------
     Common......................     8,570      $3.50      November 2003
     Common......................     6,400      $5.00      December 2005
     Common......................   244,270      $5.00      August 1999-March 2000
     Common......................    60,000      $5.00      June 2000
     Common......................   135,000      $6.00      August 2000

  The Company believes that the value of these warrants at the date of issuance was not material and no value has been attributed to them in these financial statements.

  Common Stock Reserved

  As of December 31, 1996, the Company has reserved shares of common stock for future issuance as follows:

     Warrants........................................................... 454,240
     Stock option plan.................................................. 275,170
                                                                         -------
                                                                         729,410
                                                                         =======

NOTE 7. RETIREMENT PLAN

  The Company has a deferred compensation plan for all full-time employees which qualifies under Section 401(k) of the Internal Revenue Code. The Plan provides for discretionary employer contributions to the Plan. As of December 31, 1996 there have been no employer contributions to the Plan.

NOTE 8. COMMITMENT

  The Company leases its facilities under a noncancelable operating lease that expires on September 30, 1997. The lease is renewable at the Company's option for one additional year. Total rent expense for the years ended December 31, 1995 and 1996 was $78,138 and $116,000, respectively. Future minimum lease payments under the noncancelable facilities lease total $66,986.

NOTE 9. MAJOR CUSTOMERS

  During the year ended December 31, 1996, two customers, Office Depot and Hello Direct, accounted for approximately 56% and 19% of revenues, respectively.

                                SOLOPOINT, INC.
                         (a development stage company)

                  NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)

                (INFORMATION AS OF SEPTEMBER 30, 1997 AND

   FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)


NOTE 10. CONTINGENCIES (UNAUDITED)

  The Company is in discussions with a manufacturer of computer technology products that has a patent covering the storage of a telephone number used in a menuing system to allow a caller to redirect their call to another destination. The manufacturer asserts that some of the Company's products infringe upon this patent. The Company intends to challenge either the validity of the patent or its application to the Company's products or enter into a licensing agreement with the patent holder. At this time, based upon available information, management of the Company does not believe that the ultimate outcome of this matter will have a material adverse effect on the Company's financial position, results of operations or cash flows.

  The Company may be involved from time to time in various legal proceedings arising from the normal course of business activities. In management's opinion, resolution of these matters is not expected to have a material adverse impact on the Company's results of operations or its financial position. However, depending on the amount and timing, an unfavorable resolution of a matter could materially affect the Company's business, financial condition and results of operations.

                                  [GRAPHICS]

A series of four pictures depicting the Company's products in various settings. The upper left picture has the Company's SmartScreen product displayed on a desk with the following text to the right of the picture:
"SmartScreen provides call screening, anytime pickup, message waiting light, and fax machine support for telephone company Voice Mail customers." The picture to the right is of the Company's SmartMonitor product displayed on a desk and includes a semi-superimposed picture of a man on a cellular phone. The text to the left of these pictures provides: "SmartMonitor allows mobile professionals to screen their office calls from their mobile phone." The picture at the bottom left is of the Company's SmartCenter product displayed in an office setting. The text to the right of this picture provides:
"SmartCenter provides a complete call management environment including menuing, follow-me phoning, selective call routing and remote and local monitoring for the corporate professional."

===============================================================================

  No dealer, salesperson or any other person has been authorized to give any information or to make any representations not contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Underwriter or by any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy, any security other than the shares of Common Stock offered hereby nor does it constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction to which it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Summary...................................................................    3
Risk Factors..............................................................    7
Use of Proceeds...........................................................   18
Dividend Policy...........................................................   18
Capitalization............................................................   19
Dilution..................................................................   20
Market for Common Stock...................................................   20
Selected Financial Data...................................................   21
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   22
Business..................................................................   27
Management................................................................   38
Certain Relationships and Related Transactions............................   44
Principal Shareholders....................................................   47
Description of Capital Stock..............................................   50
Shares Eligible for Future Sale...........................................   52
Underwriting..............................................................   53
Legal Matters.............................................................   55
Experts...................................................................   55
Additional Information....................................................   56
Index to Financial Statements.............................................  F-1

===============================================================================
===============================================================================

                               3,000,000 SHARES
                           [LOGO OF SOLOPOINT, INC.]
                                SOLOPOINT, INC.
                                 COMMON STOCK

                                 -------------
                                  PROSPECTUS
                                 -------------

                            H.J. MEYERS & CO., INC.

                             NOVEMBER  , 1997

===============================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 317 of the California Corporation Code authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to any person who is or was a director or officer in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article V of the Company's Amended and Restated Articles of Incorporation (see Exhibit 3.1) provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted under California law. Section 29 of the Company's Bylaws (see Exhibit 3.2) provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted under California law. In addition, the Company has entered into Indemnification Agreements (see Exhibit 10.2) with its officers and directors. Reference is also made to the Underwriting Agreement contained in Exhibit 1.1 hereto, pursuant to which the Underwriters will agree to indemnify officers and directors of the Company against certain liabilities.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fees.

   SEC Registration fee............................................... $  2,921
   NASD filing fee.................................................... $  1,514
   Nasdaq SmallCap Market listing fee................................. $ 17,500
   Underwriter's non-accountable expense allowance(1)................. $180,000
   Printing and engraving expenses.................................... $130,000
   Legal fees and expenses............................................ $170,000
   Accounting fees and expenses....................................... $125,000
   Consulting Fee..................................................... $ 72,000
   Blue sky fees and expenses......................................... $ 20,000
   Transfer agent fees................................................ $  8,000
   Miscellaneous fees and expenses.................................... $ 73,065
                                                                       --------
     Total............................................................ $800,000
                                                                       ========

--------

(1) Assumes a public offering price of $2.00 per share, $207,000 if the Underwriter's over-allotment option is exercised in full.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

  Since June 1, 1993, the Company issued, in private placement transactions (collectively, the "Private Placement Transactions"), the following:

1. In January 1994, the Company issued an aggregate of 25,013 shares of Series A-1 Preferred Stock at a price of $10.00 per share to the Company's founders. The Company also issued 7,500 shares of Series A-1 Preferred Stock in exchange for 300,000 shares of Common Stock held by the Company's Founders pursuant to a recapitalization agreement. The Company received no cash as a result of the recapitalization.

2. In May 1994, the Company issued 79,527 shares of Series A-2 Preferred Stock and warrants to purchase 8,570 shares of Series A-2 Preferred Stock to certain of the Company's investors, management and employees for an aggregate consideration of $278,345.

3. In July and August 1994, the Company issued an aggregate of 143,750 shares of Series A-3 Preferred Stock to certain of the Company's investors, management and employees for an aggregate consideration of $575,000.

4. In December 1994 and January 1995, the Company issued an aggregate of 100,796 shares of Series A-4 Preferred Stock to certain of the Company's investors, management and employees for an aggregate consideration of $453,579.

5. In March and April 1995, the Company issued an aggregate of 154,000 shares of Series A-5 Preferred Stock to certain of the Company's investors, management and employees for an aggregate consideration of $770,000.

6. In June 1995, the Company issued an aggregate of 85,000 shares of Series A-6 Preferred Stock to certain of the Company's investors for an aggregate consideration of $510,000.

7. In February 1996, the Company issued 548,186 shares of Series-7 Preferred Stock and warrants to purchase 244,270 shares of Series A-7 Preferred Stock to certain of the Company's investors, management and employees in exchange for cash of $1,200,500 and cancellation of $1,463,767 of convertible notes payable (including $33,767 of accrued interest). Investors purchasing Series A-7 Preferred Stock for cash were issued a warrant to purchase 50% of the number of shares they purchased resulting in the issuance of warrants for 120,050 shares of Series A-7 Preferred Stock at an exercise price of $5.00 per share. Holders of convertible notes payable who converted their notes into Series A-7 Preferred Stock and purchased shares of Series A-7 Preferred Stock for cash as requested by the Company, were issued additional warrants previously issued in connection with the convertible promissory notes, equaled 50% of the number of shares of Series A-7 Preferred Stock purchased in the financing by cash or cancellation of indebtedness. This resulted in the issuance of warrants to purchase an additional 111,500 shares of Series A-7 Preferred Stock at $5.00 per share. As part of the Series A-7 financing, approximately 76,667 shares of Series A-6 Preferred Stock were converted into approximately 92,00 shares of Series A-7 Preferred Stock.

8. In February 1996, the Company issued 140,000 shares of Common Stock to Edward M. Esber, Jr., the Chief Executive Officer, President and Director of the Company, in exchange for a promissory note in the amount of $70,000.

9. In May 1996, the Company issued 60,000 shares of Common Stock to Mr. Esber, in exchange for a promissory note in the amount of $30,000.

10. In February 1996, the Company issued 75,000 shares of Common Stock to Arthur G. Chang, the Chief Operating Officer and Vice President of Research and Development of the Company, in exchange for a promissory note in the amount of $37,500.

11. In May 1996, the Company issued 40,000 shares of Common Stock to Mr. Chang, in exchange for a promissory note in the amount of $20,000.

12. In June 1996, the Company issued $1,000,000 and $500,000 in principal amount of the Convertible Notes to 4C Ventures and Ameritech, respectively. The Convertible Notes were automatically converted into 302,544 shares of Common Stock upon the closing of the Company's initial public offering in August 1996. In connection therewith, the Company granted such parties warrants to purchase an aggregate of 60,000 shares of Common Stock at a per share exercise price of $5.00. In addition, the Company granted to each of 4C Ventures and Ameritech the right to nominate one member of the Board of Directors as long as they respectively own more than 3% of the outstanding Common Stock of the Company. Certain principal shareholders of the Company have agreed to vote in favor of such nominees.

  The issuance of the stock, promissory notes and warrants were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) promulgated under the Securities Act as transactions by an issuer not involving a public offering or on Rule 701 promulgated under the Securities Act. In addition, the recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Company.

ITEM 27. EXHIBITS

  (A) EXHIBITS

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
      .1.1   --Form of Underwriting Agreement.
      .1.2   --Financial Consulting Agreement.
      +3.1   --Company's Articles of Incorporation, as currently in effect.
      +3.2   --Company's Bylaws, as currently in effect.
      +4.1   --Specimen Certificate of Company's Common Stock.
      .4.2   --Form of Representative's Warrant.
      +4.3   --Amended and Restated Information and Registration Rights
               Agreement.
      +4.4   --Form of Series A-2 Preferred Stock Warrant and Warrant Amendment
               Agreement.
      +4.5   --Form of Series A-7 Preferred Stock Warrant.
      .5.1   --Opinion of Wilson Sonsini Goodrich & Rosati, Professional
               Corporation.
      +9.1   --Voting Agreement (included in Exhibit 10.9).
     +10.1   --Multi-Tenant Net Lease Agreement dated August 24, 1995, between the Company and Del Enterprises, as amended.
     +10.2   --Form of Indemnification Agreement.
     +10.3   --Purchase Agreement dated December 18, 1995, by and between
               Ameritech Corporation and the Company.
     +10.4   --Supplier Agreement dated February 22, 1996, by and between Hello
               Direct, Inc. and the Company.
     +10.5   --Amended and Restated 1993 Incentive Stock Plan.
     +10.6   --1995 Profit Sharing 401(k) Plan.
     +10.7   --Employment Letter dated October 26, 1995, between the Company and Edward M. Esber, Jr.
     +10.8   --Loan Agreement dated as of December 11, 1995, between SoloPoint,
               Inc. and Venture Lending & Leasing, Inc.
     +10.9   --Bridge Loan and Warrant Purchase Agreement dated June 14, 1996, by an between Ameritech Corporation, 4C Ventures, L.P., and the
               Company, including a Security Agreement, a Patent Security
               Agreement, a Voting Agreement, an Amended and Restated
               Information and Registration Rights Agreement, Warrants and
               Secured Convertible Promissory Notes.
     +10.10  --Employment Letter dated February 1, 1996, between the Company and Arthur Chang.
     +10.11  --Employment Letter dated July 1, 1996, between the Company and
               Bryan Kerr.
     +10.12  --Agreement dated June 14, 1996 between Ameritech Corporation and the Company.
     *10.13  --Employment Letter dated October 8, 1996, between the Company and
               Ronald J. Tchorzewski.
    **10.14  --Line of Credit Agreement with Silicon Valley Bank dated February
               7, 1997.
  ****10.15  --Product Referral Agreement dated May 1, 1997 amongst the
               Company, Pacific Bell and Pacific Bell Information Services.
      11.1   --Statement Regarding Computation of Net Income (Loss) Per Share.
     .23.1   --Consent of Wilson Sonsini Goodrich & Rosati, Professional
               Corporation (included in Exhibit 5.1).
      23.2   --Consent of Ernst & Young LLP, Independent Auditors (see page II-
               6).
     .24.1   --Power of Attorney (see page II-5).
      27.1   --Financial Data Schedule

--------
+ Incorporated by reference to the Registration Statement on Form SB-2 (No. 333-5056-LA) filed by the Registrant with the Securities and Exchange Commission and declared effective on August 6, 1996.
* Incorporated by reference to the Form 10-KSB (No. 000-21037) filed by the Registrant with the Securities and Exchange Commission on March 31, 1997.
** Incorporated by reference to the Form 10-QSB (No. 000-21037) filed by the Registrant with the Securities and Exchange Commission on May 15, 1997.
**** Confidential treatment has been requested with respect to certain portions of this Exhibit. The omitted portions have been filed separately with the Securities and Exchange Commission.
 .   Previously filed.

ITEM 28. UNDERTAKINGS

  The undersigned Company hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification by the Company for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions referenced in Item 24 of this Registration Statement or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes:

    That for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The Company further undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE COMPANY CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM SB-2 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF LOS GATOS, STATE OF CALIFORNIA, ON NOVEMBER 13, 1997.

                                          SOLOPOINT, INC.

                                                 /s/ Edward M. Esber, Jr.
                                          By: _________________________________
                                                   EDWARD M. ESBER, JR.
                                            PRESIDENT, CHIEF EXECUTIVE OFFICER
                                                       AND DIRECTOR

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


              SIGNATURE                         TITLE                DATE
              ---------                         -----                ----

      /s/ Edward M. Esber, Jr.          President, Chief     November 13, 1997
_____________________________________    Executive Officer
        EDWARD M. ESBER, JR.             and Director
                                         (Principal
                                         Executive Officer)

       Ronald J. Tchorzewski*           Chief Financial      November 13, 1997
_____________________________________    Officer and Vice
        RONALD J. TCHORZEWSKI            President of
                                         Finance (Principal
                                         Financial and
                                         Accounting Officer)

          Arthur G. Chang*              Chief Operating      November 13, 1997
_____________________________________    Officer and Vice
           ARTHUR G. CHANG               President of
                                         Research and
                                         Development

            Charlie Bass*               Chairman of the      November 13, 1997
_____________________________________    Board of Directors
            CHARLIE BASS

           Patrick Grady*               Director             November 13, 1997
_____________________________________
            PATRICK GRADY

          Giuliano Raviola*             Director             November 13, 1997
_____________________________________
          GIULIANO RAVIOLA

            Charles Ross*               Director             November 13, 1997
_____________________________________
            CHARLES ROSS

      /s/ Edward M. Esber, Jr.
*By: ________________________________
        EDWARD M. ESBER, JR.
          ATTORNEY-IN-FACT

                                                                   EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the references to our firm under the captions "Selected Financial Data" and "Experts" and to the use of our report dated February 10, 1997, in Amendment No. 3 to the Registration Statement, (Form SB-2 No. 333-33263) and related Prospectus of SoloPoint, Inc. for the registration of 3,750,000 shares of its common stock.

                                          Ernst & Young LLP

Palo Alto, California

November 11, 1997

                                 EXHIBIT INDEX

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
      .1.1   --Form of Underwriting Agreement.
      .1.2   --Financial Consulting Agreement.
      +3.1   --Company's Articles of Incorporation, as currently in effect.
      +3.2   --Company's Bylaws, as currently in effect.
      +4.1   --Specimen Certificate of Company's Common Stock.
      .4.2   --Form of Representative's Warrant.
      +4.3   --Amended and Restated Information and Registration Rights
              Agreement.
      +4.4   --Form of Series A-2 Preferred Stock Warrant and Warrant Amendment
              Agreement.
      +4.5   --Form of Series A-7 Preferred Stock Warrant.
      .5.1   --Opinion of Wilson Sonsini Goodrich & Rosati, Professional
              Corporation.
      +9.1   --Voting Agreement (included in Exhibit 10.9).
     +10.1   --Multi-Tenant Net Lease Agreement dated August 24, 1995, between the Company and Del Enterprises, as amended.
     +10.2   --Form of Indemnification Agreement.
     +10.3   --Purchase Agreement dated December 18, 1995, by and between
              Ameritech Corporation and the Company.
     +10.4   --Supplier Agreement dated February 22, 1996, by and between Hello
              Direct, Inc. and the Company.
     +10.5   --Amended and Restated 1993 Incentive Stock Plan.
     +10.6   --1995 Profit Sharing 401(k) Plan.
     +10.7   --Employment Letter dated October 26, 1995, between the Company and Edward M. Esber, Jr.
     +10.8   --Loan Agreement dated as of December 11, 1995, between SoloPoint,
              Inc. and Venture Lending & Leasing, Inc.
     +10.9   --Bridge Loan and Warrant Purchase Agreement dated June 14, 1996, by an between Ameritech Corporation, 4C Ventures, L.P., and the
              Company, including a Security Agreement, a Patent Security
              Agreement, a Voting Agreement, an Amended and Restated
              Information and Registration Rights Agreement, Warrants and
              Secured Convertible Promissory Notes.
     +10.10  --Employment Letter dated February 1, 1996, between the Company and Arthur Chang.
     +10.11  --Employment Letter dated July 1, 1996, between the Company and
              Bryan Kerr.
     +10.12  --Agreement dated June 14, 1996 between Ameritech Corporation and the Company.
     *10.13  --Employment Letter dated October 8, 1996, between the Company and
              Ronald J. Tchorzewski.
    **10.14  --Line of Credit Agreement with Silicon Valley Bank dated February
              7, 1997.
  ****10.15  --Product Referral Agreement dated May 1, 1997 amongst the
              Company, Pacific Bell and Pacific Bell Information Services.
      11.1   --Statement Regarding Computation of Net Income (Loss) Per Share.
     .23.1   --Consent of Wilson Sonsini Goodrich & Rosati, Professional
              Corporation (included in Exhibit 5.1).
      23.2   --Consent of Ernst & Young LLP, Independent Auditors (see page II-
              6).
     .24.1   --Power of Attorney (see page II-5).
      27.1   --Financial Data Schedule

--------
+ Incorporated by reference to the Registration Statement on Form SB-2 (No. 333-5056-LA) filed by the Registrant with the Securities and Exchange Commission and declared effective on August 6, 1996.
* Incorporated by reference to the Form 10-KSB (No. 000-21037) filed by the Registrant with the Securities and Exchange Commission on March 31, 1997.
** Incorporated by reference to the Form 10-QSB (No. 000-21037) filed by the Registrant with the Securities and Exchange Commission on May 15, 1997.
**** Confidential treatment has been requested with respect to certain portions of this Exhibit. The omitted portions have been filed separately with the Securities and Exchange Commission.
 .   Previously filed.